Exhibit 10.4

CONTRACT OF SALE

by and between

TOYS R US - DELAWARE, INC.,

a Delaware corporation

and

MAP 2005 REAL ESTATE, LLC,

a Delaware limited liability company

(collectively, the “Seller”)

and

VNO SURPLUS 2006 LLC,

A Delaware limited liability company

(the “Purchaser”)

Dated: As of September 13, 2006

i

23.	Conditions to Closing	63

24.	Defaults	65

25.	Hazardous Materials	66

26.	Entire Agreement	68

27.	Undisclosed Principals	68

28.	No Waiver	68

29.	Active Deals/Other Special Circumstances	68

30.	Governing Law	69

31.	Interpretation	70

32.	Singular, Plural, Etc	70

33.	Counterparts	70

34.	Successors and Assigns	70

35.	Attorneys’ Fees	70

36.	Further Assurances	71

37.	Business Days	71

38.	Assignment	71

39.	Tax Free Exchange	71

40.	Authorized Signatory	72

Defined Terms

Section No.
Agreement	Preamble
Asset Group	Preamble
Assets	Preamble
Assumed Proceedings	8(a)(v)
Closing	7(a)
Closing Date	7(b)
Consents	8(c)
Contract Event of Default	24(a)
Covered Casualty	17(b)
Default Event	2(f)
Deposit	3(a)
Environmental Consultants	25(a)
Environmental Cure Threshold	9(c)
Environmental Laws	19(a)
Environmental Notice	9(c)
Environmental Reports	25(a)
Escrow Agent	3(a)
Escrow Agreement	3(a)
Estoppels	8(b)
Event of Default	2(f)
Excess Cure Default	2(d)
Excess Environmental Cost Adjustment	7(j)
First Closing	7(e)
Ground Lease	Preamble
Ground Lease Properties	Preamble
Hazardous Materials	19(a)
Incidental Property	l(a)
Initial Closing Date	7(a)
Inspection Period	9(b)
Inspections	9(b)
Insurance Company Repair	22(e)
Knowledge Parties	19(a)
Landlord’s Work	2(e)
Lease	Preamble
Lease Properties	Preamble
MAP	Preamble
New Surveys	9(b)
Non-Required Cure	9(a)
Non-Required Cure Threshold	9(a)
Novar Electronic Monitoring System	l(a)
Objection Resolution Procedure	9(a)
OFAC List	19(a)
Operation Agreements	8(b)
Outside Closing Date	7(f)

Owned Properties	Preamble
Percentage Rent Days	6(a)
Permitted Encumbrances	2(a)
Phase I Report	25(a)
Properties	Preamble
Property Price	3
Property Tenant	Preamble
Purchase Price	3
Purchaser	Preamble
Purchaser’s Closing Threshold	7(h)
Recapture Rights	9(d)
Recognition Agreements	8(a)
Required Cure	9(a)
Restrictive Covenant	2(b)
Second Closing	7(e)
Seller	Preamble
Seller’s Closing Threshold	7(g)
Settlement Statement	8(a)
Side Letter	16(b)
SNDAs	8(a)
Space Lease	Preamble
Space Lease Properties	Preamble
Special Circumstances	29(b)
Spirit of Halloween	4(a)
Surveys	2(a)
Tax Action	15
Tenant Leases	Preamble
Tenant Premises	Preamble
Termination Threshold	10
Threshold Adjustments	7(i)
Title Commitments	l(a)
Title Objections	2(a)
Toys	Preamble
Unamortized Improvement Costs	7(i)
Undelivered PetSmart Premises	16(a)
Vornado	40

List of Exhibits

Exhibit A:	Owned Properties

Exhibit B:	Ground Lease Properties

Exhibit C:	Space Lease Properties

Exhibit D:	Tenant Leases

Exhibit E:	Asset Groups

Exhibit F:	Title Commitments

Exhibit G:	Title Objections

Exhibit H:	Surveys

Exhibit I:	Recapture Rights

Exhibit J:	Best Buy Side Letter

Exhibit K:	Spirit of Halloween Agreements

Exhibit L:	Special Circumstances

Exhibit M:	Property Prices

Exhibit N:	Restrictive Covenant

Exhibit O:	Operation Agreements Estoppel Form

Exhibit P:	Form of Assignment and Assumption Agreement

Exhibit Q:	Operation Agreements

Exhibit R:	Form of Estoppel Certificate for Lease Properties

Exhibit S:	Leases Requiring Landlord Consents

Exhibit T:	Form of Estoppel Certificate for Property Tenants

Exhibit U:	Existing Agreements with Mortgagees and Overlandlords

Exhibit V:	Special Notice Provisions

Exhibit W:	Active Deals

Exhibit X:	Pending or Threatened Condemnation

v

Exhibit Y:	Intentionally Omitted

Exhibit Z:	Intentionally Omitted

Exhibit AA:	Rent Roll

Exhibit BB:	Pending Litigation

Exhibit CC:	Brokerage Agreements

Exhibit DD:	Intentionally Omitted

Exhibit EE:	Unamortized Improvements Costs Under Certain Leases

CONTRACT OF SALE

AGREEMENT (this “Agreement”) made as of this 13th day of September, 2006, by and between TOYS R US - DELAWARE, INC., a Delaware corporation, having an office at One Geoffrey Way, Wayne, New Jersey 07470 (“Toys”) and MAP 2005 REAL ESTATE, LLC, a Delaware limited liability company, having an office at One Geoffrey Way, Wayne, New Jersey 07470 (“MAP”) (collectively, Toys and MAP are referred to herein as “Seller”), and VNO SURPLUS LLC, a Delaware limited liability company, having an office at 888 Seventh Avenue, 44th Floor, New York, New York 10019 (“Purchaser”).

W I T N E S S E T H:

WHEREAS, Seller is the fee owner of each of the properties listed on Exhibit A attached hereto and made a part hereof, with either MAP or Toys owning each property as further set forth on such Exhibit (each an “Owned Property” and together the “Owned Properties”);

WHEREAS, Seller is the ground tenant or ground subtenant of each of the properties listed on Exhibit B attached hereto and made a part hereof under each of the ground leases listed on Exhibit B attached hereto and made a part hereof, with either MAP or Toys being the ground tenant under each such ground lease as further set forth on such Exhibit (each property being referred to herein as a “Ground Lease Property” and together as the “Ground Lease Properties” and each ground lease being referred to herein as a “Ground Lease” and together as the “Ground Leases”);

WHEREAS, Seller is the tenant or subtenant of each of the properties listed on Exhibit C attached hereto and made a part hereof under each of the space leases listed on Exhibit C attached hereto and made a part hereof, with either MAP or Toys being the space tenant under each such space lease as further set forth on such Exhibit (each property being referred to herein as a “Space Lease Property” and together as the “Space Lease Properties” and each space lease being referred to herein as a “Space Lease” and together as the “Space Leases”);

WHEREAS, the Owned Properties, Ground Lease Properties and the Space Lease Properties are collectively referred to herein as the “Properties” and individually as a “Property”, the Ground Lease Properties and the Space Lease Properties are referred to herein collectively as the “Lease Properties” and individually as a “Lease Property”, and the Ground Leases and Space Leases are collectively referred to herein as the “Leases”;

WHEREAS, many of the Properties have been leased, subleased or sub-subleased by either Toys or MAP to third parties, which leases, subleases and/or sub-subleases, the portion of each Property so leased, subleased or sub-subleased if less than 100%, and the third party tenants, subtenants or sub-subtenants thereunder are listed on Exhibit D (each lease, sublease or sub-sublease being referred to herein as a “Tenant Lease” and together the “Tenant Leases”, each tenant or subtenant being referred to herein as a “Property Tenant” and together the “Property Tenants” and each premises demised under a Tenant Lease being referred to herein as a ‘Tenant Premises” and together the “Tenant Premises”);

WHEREAS, the Properties, the Leases and the Tenant Leases are collectively referred to herein as the “Assets”;

WHEREAS, for each location, the Assets relating to such location, being the Property, together with, to the extent applicable, its Lease and/or Tenant Lease(s) is referred to herein as an “Asset Group”, with each Asset Group listed on Exhibit E;

WHEREAS, Seller desires to sell, transfer, convey and assign to Purchaser all of its right, title, interest and obligations in and to the Assets, all on the terms and conditions set forth in this Agreement;

WHEREAS, Purchaser desires to purchase and assume all of Seller’s right title, interest and obligations in and to the Assets, all on the terms and conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of the mutual promises contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Seller and Purchaser hereby agree as follows.

1. Agreement to Sell and Purchase. Seller agrees to sell, transfer, convey and assign to Purchaser, and Purchaser agrees to purchase and assume from Seller, upon the terms and conditions hereinafter contained, all of Seller’s right, title and interest in and to the Assets.

(a) The Properties shall consist of all of Seller’s right, title and interest in and to the following.

(i) a fee interest in the case of the Owned Properties, a ground leasehold or ground subleasehold interest in the case of the Ground Lease Properties, and a leasehold or subleasehold interest in the case of the Space Lease Properties in the following:

(A) All those certain lots, pieces or parcels of land that collectively make up the Properties, metes and bounds description of which, to the extent available (and as same may be updated by any New Survey (as hereinafter defined), are set forth in the title commitments listed on Exhibit F attached hereto and made a part hereof (the “Title Commitments”)), together with the buildings and other improvements thereon;

(B) All right, title and interest, if any, of Seller in and to any land lying in the bed of any street, road or avenue, opened or proposed, in front of or adjoining any property described in (A), to the center line thereof, and all right, title, and interest of Seller, if any, in and to any award made or to be made in lieu thereof. Seller will, upon demand, execute and deliver to Purchaser at the “Closing” (as hereinafter defined) or thereafter, on demand, all proper instruments for the conveyance of such right, title, and interest and for the assignment and collection of any such awards; and

(C) All easements, rights of way or use, privileges, licenses, appurtenances and rights belonging or appertaining to the property described in (A) or (B).

(ii) In addition, this sale shall include (x) all of Seller’s right title and interest in and to any permanent fixtures, equipment and machinery (which shall in no event include merchandise and similar personal property trade items that may temporarily be located at a Property) located at the Properties as of Closing (Seller agreeing not to remove or permit the removal of any permanent fixtures, equipment or machinery in which Seller has an interest after the date hereof except to the extent that a landlord of Seller or a tenant or subtenant of Seller has the right to remove any such item without Seller’s consent and exercises such right and except that Seller has the right to and shall remove all “Novar Electronic Monitoring Systems” and has a right to and shall remove all merchandise and similar personal property trade items that may be located therein) (the “Incidental Property”) and (y) all existing blueprints, plans, specifications, surveys and similar items relating to the Real Property and owned by or in the possession or control of Seller or Seller’s agents or employees, subject to Paragraph 8(a)(xv).

(b) The Leases shall consist of all of Seller’s leasehold estate as ground tenant or ground subtenant under the Ground Leases or tenant or ground subtenant under the Space Leases, as the case may be and shall include all rights and privileges of ground tenant, ground subtenant, tenant or subtenant thereunder.

(c) The Tenant Leases shall consist of all of Seller’s leasehold estate, as landlord, sublandlord or sub-sublandlord, as the case may be, in each Tenant Lease and shall include all rights and privileges of landlord, sublandlord or sub-sublandlord thereunder.

2. Condition of Title.

(a) As of the Closing, title to each Property shall be insurable at ordinary rates by Purchaser’s title company. Title to each Owned Property shall be good and marketable fee title, title to each Lease Property and Lease shall be a good and marketable leasehold estate in accordance with the applicable Lease and title to all Owned Properties and Lease Properties shall be free and clear of all liens, restrictions, easements, encumbrances, leases, tenancies and other objections, including those items listed as “Title Objections” on Exhibit G attached hereto and made a part hereof (the “Title Objections”) subject only to the following (collectively, the “Permitted Encumbrances”):

(i) The Tenant Leases;

(ii) Those exceptions to title set forth in Schedule B, Part 2 of the Title Commitments listed on Exhibit F for the applicable Property and not listed as “Title Objections” for such Property on Exhibit G;

(iii) Those facts revealed by the surveys listed on Exhibit H attached hereto and made a part hereof (the “Surveys”) and not listed as “Title Objections” for such Property on Exhibit G; and

(iv) Such other exceptions to title or other matters expressly waived or deemed waived by Purchaser pursuant to the terms of this Agreement.

(b) At Closing, each Property other than Battle Creek, Michigan (6073), Holland, Michigan (6076), Abilene, Texas (7823) and San Angelo, Texas (7832) shall be conveyed with the restrictive covenant set forth in Exhibit N (the “Restrictive Covenant”). The Restrictive Covenant for each Property shall remain in effect for the period set forth on Exhibit N.

(c) As of the Closing, Seller’s title to the Incidental Property, if any, shall be good and marketable and free and clear of any and all security interests, liens, encumbrances, chattel mortgages, leases, trust receipts, conditional sales agreements, pledges, title retention contracts, assignments, tax liens and claims of every kind, nature and description whatsoever.

(d) As of the Closing, each Lease shall be in full force and effect in accordance with its terms and no Event of Default by Seller or the landlord or ground landlord shall exist thereunder, neither shall any Default Event exist, provided, however, that the following shall apply:

(i) Seller has represented in Paragraph 19 that no Events of Default or monetary Default Events by Seller or the landlord or ground landlord under any Lease currently exist and that it is not aware of any non-monetary Default Event by any such landlord or ground landlord and has not received notice of any non-monetary Default Event of Seller.

(ii) If an Event of Default or Default Event by Seller occurs or is first known to Seller after the date hereof, Seller shall promptly notify Purchaser thereof and the parties agree as follows:

(A) monetary Events of Default and Default Events shall be promptly cured by Seller (and in any event, before landlord or ground landlord shall have any basis on which to terminate the affected Lease), provided, however, if Seller shall in good faith dispute whether the amounts claimed are due from Seller, Seller may use any available dispute resolution mechanism that prevents the Lease from being terminated. Any amounts not paid by Seller shall remain the responsibility of Seller, together with all interest, costs or collection or other charges resulting from such Event of Default, Default Event or dispute and, if same are not paid in full at or before Closing, Seller shall remain responsible for the payment of same thereafter and indemnify Purchaser and hold Purchaser harmless from all such amounts.

(B) if a non-monetary Event of Default by Seller shall first occur after the date of this Agreement or Seller shall first receive notice of a non-monetary Default Event after the date of this Agreement, Seller shall cure or dispute same in the same manner as monetary Events of Default or Default Event, provided, however, that Seller shall not be obligated to cure any Event of Default or Default Event where the cure is reasonably estimated by Seller (with Seller providing to Purchaser in writing the basis and reasonable back-up for its reasonable estimate) to cost more than Ten Thousand Dollars ($10,000) for any single Property (an “Excess Cure Default”). If Seller elects not to cure an Excess Cure Default, the parties shall use the Objection Resolution Procedure (as hereinafter defined) to determine how to treat the affected Asset Group, except that, for purposes thereof, when reading the Objection Resolution Procedure, the references therein to “Non-Required Cure” shall be read as and replaced by “Excess Cure Default” and there shall be no increase in the Purchase Price if a negative value Asset Group is removed as a result of an Excess Cure Default that Seller does not elect to cure. Notwithstanding the Objection Resolution Procedure, in any case in which Purchaser accepts a Lease with an Excess Cure Default uncured, Purchaser shall be credited at Closing with $10,000 less the actual costs expended by Seller in its attempts, if any, to cure such Excess Cure Default for the affected Property. If the Lease shall be terminated by the applicable landlord or ground landlord before Closing due to an Event of Default, the Asset Group shall be removed from the Assets and the Purchase Price reduced if the Asset Group had a positive value (but not increased if the Asset Group had a negative value) regardless of whether Purchaser had been willing to accept the Lease with the Event of Default or Default Event uncured as Seller will be unable to deliver the title thereto required by this Agreement.

(C) If the Event of Default or Default Event is a landlord or ground landlord Event of Default or Default Event, Seller shall notify Purchaser thereof and Seller and Purchaser shall consult in good faith regarding same, but there shall be no right to remove the Asset Group from the Assets and Seller shall not terminate the Lease as a result of such Event of Default or Default Event unless the parties, each in its sole and absolute discretion, mutually elect otherwise. There shall be no Property Price reduction as a result of any such Event of Default or Default Event.

(e) As of the Closing, Seller shall have a good and valid landlord’s or sublandlord’s interest in each Tenant Lease and each Tenant Lease shall be in full force and effect in accordance with its terms and no Event of Default or Default Event by Seller or the Property Tenant shall exist thereunder, provided, however, that the following shall apply:

(i) Seller has represented in Paragraph 19 that no Events of Default or monetary Default Events by Seller or the Property Tenant under any Tenant Lease currently exist and that it is not aware of any non-monetary Default Event by any such Property Tenant and has not received notice of any non-monetary Default Event of Seller.

(ii) If an Event of Default by Seller occurs or is first known to Seller after the date hereof, Seller shall promptly notify Purchaser thereof and the parties agree as follows:

(A) monetary Events of Default and Default Events shall be promptly cured by Seller (so that the tenant under the Tenant Lease shall not have any basis on which to terminate the affected Lease or offset any amount against rent or additional rent), provided, however, if Seller shall in good faith dispute whether the amounts claimed are due from Seller, Seller may use any available dispute resolution mechanism that prevents the Tenant Lease from being terminated. Any amounts not paid by Seller shall remain the responsibility of Seller, together with all interest, costs of collection or other charges resulting from such Event of Default, Default Event or dispute and, if same are not paid in full at or before Closing, Seller shall remain responsible for the payment of same thereafter and indemnify Purchaser and hold Purchaser harmless from all such amounts.

(B) if a non-monetary Event of Default by Seller shall first occur after the date of this Agreement or Seller shall first receive notice of a Default Event after the date of this Agreement, Seller shall cure or dispute same in the same manner as monetary Events of Default and Default Events, provided, however, that Seller shall not be obligated to cure any Event of Default or Default Event where the Event of Default is an Excess Cure Default that does not relate to “Landlord’s Work” performed by Seller in the applicable premises in connection with delivery of possession to such Property Tenant. Seller shall be fully obligated to cure all Events of Default and Default Events relating to “Landlord’s Work” performed by Seller in the applicable premises in connection with delivery of possession to any Property Tenant. If Seller elects not to cure an Excess Cure Default that does not relate to Landlord’s Work performed by Seller in the applicable premises in connection with delivery of possession to such Property Tenant, the parties shall use the Objection Resolution Procedure (as hereinafter defined) to determine how to treat the affected Asset Group except that, for purposes thereof, “Non-Required Cure” shall mean “Excess Cure Default” and the Purchase Price shall not be increased as the result of the removal of any negative value Asset Group. In any case in which Purchaser accepts a Tenant Lease with an Excess Cure Default uncured, Purchaser shall be credited with $10,000 less the actual costs expended by Seller in its attempts, if any, to cure such Excess Cure Default for the affected Tenant Lease.

(C) If the Event of Default or Default Event is a Property Tenant Event of Default or Default Event, Seller shall notify Purchaser thereof and Seller and Purchaser shall consult in good faith regarding same, but there shall be no right to remove the Asset Group from the Assets and Seller shall not terminate the Lease as a result of such Event of Default or Default Event unless the parties, each in its sole and absolute discretion, mutually elect otherwise. There shall be no Property Price reduction as a result of any such Event of Default or Default Event.

(f) “Event of Default” as used herein shall mean (i) for any Lease, an event of default (after any applicable notice or grace periods provided in such Lease) and (ii) for any Tenant Lease, an event of default (after any applicable notice or grace periods provided in such Tenant Lease). “Default Event” as used herein shall mean (i) for any Lease, an event that, with the passage of time or the giving of notice or both would be an Event of Default, and (ii) for any Tenant Lease, an event that, with the passage of time or the giving of notice or both would be an Event of Default.

3. Purchase Price. The aggregate purchase price for the Assets is One Hundred Eighty Nine Million Eight Hundred Thousand Dollars ($189,800,000), subject to adjustment as set forth in this Agreement (as so adjusted, the “Purchase Price”). The portion of the Purchase Price allocable to each Property (and the Leases and Tenant Leases related to such Property) is set forth on Exhibit M (as so allocated, each is referred to herein as a “Property Price”) The Purchase Price shall be payable by Purchaser to Seller as follows:

(a) Five Million ($5,000,000) Dollars (together with interest earned thereon, the “Deposit”), upon execution of this Agreement, by wire transfer of federal funds to Chicago Title Insurance Company (“Escrow Agent”) to be held in an interest bearing account by Escrow Agent in accordance with a separate escrow agreement being executed simultaneously with the execution of this Agreement (the “Escrow Agreement”). All interest shall follow the Deposit.

(b) The balance of the Purchase Price, subject to Paragraph 7 shall be paid at Closing by wire transfer of federal funds to or as designated by Seller in writing. Seller shall provide such wire instructions and/or designation to Purchaser at least 2 business days before Closing.

4. Adjustments at Closing. At the Closing, the following items shall be apportioned between the parties as of the date of Closing for each Asset Group in accordance with the customs with respect to title closings prevalent in the jurisdiction where each Asset Group is located. To the extent that the amounts of the items to be adjusted are not reasonably ascertainable as of the Closing, they shall be adjusted and paid as promptly thereafter as the amounts thereof can be ascertained and from time to time thereafter until final accurate adjustments can be and are made. Corrections in apportionments for errors (and not for new information) shall be made for any errors in apportionments discovered and reported to the other party within 6 months after Closing for adjustments made at Closing and after such adjustment is made for those made thereafter. Corrections for new information shall be made any time and from time to time as such new information becomes known to the party requesting the further adjustment, provided such party notifies the other party within 6 months after becoming aware of such new information. The provisions of this Paragraph 4 shall survive the Closing.

(a) Rents, additional rent and other charges under the Leases, subject to the provisions of Paragraphs 5 and 6. Items of additional rent not specifically described below shall be apportioned equitably based on the principals set forth in this Paragraph 4. Apportionment of additional rent shall be reconciled and adjusted as soon as reasonably possible after the end of the year of Closing. Further reconciliations shall take place from time to time as necessary to properly allocate expenses. Seller shall remain responsible for all additional rent, percentage rent (as further provided in Paragraph 6) and other items relating to the period before Closing, including, without limitation, those that are under dispute or audit, all calculated as set forth herein, regardless of when billed by the landlords under the Leases or when any audit or dispute is resolved, so long as Purchaser notifies Seller thereof within 6 months after first receiving an invoice for same after Closing. Purchaser shall be responsible for all additional rent, percentage rent (as further provided in Paragraph 6) and other items relating to the period after Closing, all calculated as set forth herein, regardless of when billed by the landlords. Seller shall promptly forward to Purchaser any invoices or other demands for payment received by Seller after Closing so that Purchaser shall be able to respond to such invoice or other demand within the permitted time periods under the applicable Lease. Seller will provide Purchaser with information from time to time upon Purchaser’s request, relating to audits of additional rent by Seller for years in which Seller (or its affiliates) was the sole tenant that are planned, underway, or completed but without a final reconciliation, together with a list and brief description of all disputed additional rent items. The parties will consult with respect to the year of Closing and coordinate any audit. Seller shall take no action in connection with any audit that would create a default under any Lease and shall not institute litigation against any landlord with respect to any Lease without the prior written consent of Purchaser, which consent shall not be unreasonably withheld or delayed provided that such litigation cannot result in the termination of the Lease or any adverse change in the Lease with respect to the period after Closing. In addition, as a condition to Purchaser consenting to any litigation, Seller shall agree to indemnify, defend and hold Purchaser harmless from and against any and all claims, actions, losses, costs, damages, and expenses (including reasonable attorneys’ fees) to the extent resulting from or arising out of such litigation. Notwithstanding the foregoing, in no event shall Seller have the right to request consent to instituting any such litigation more than one (1) year after Closing and, if consent is timely requested and thereafter granted by Purchaser, such litigation shall be instituted within thirty (30) days after Purchaser’s consent. The parties acknowledge that the “Spirit of Halloween” license agreements set forth on Exhibit K have fully prepaid license fees and that the license fees shall be apportioned at Closing on a per diem basis for the term of such agreements notwithstanding that all of the consideration thereunder was prepaid. In addition, the Spirit of Halloween agreements all have utility deposits as set forth on Exhibit K all of which shall be paid or credited to Purchaser as provided in this Agreement.

(b) Rents and all other revenues under the Tenant Leases, as and when collected, subject to the provisions of Paragraphs 5 and 6. Additional rent payable by the Property Tenants shall be apportioned based on the party incurring the applicable cost (subject to, and after reconciliation with, the apportionments set forth below) and shall be reconciled as soon as reasonably possible after the end of the year of Closing, subject to further reconciliation in the same manner set forth in Paragraph 4(a). Percentage rent payable by a Property Tenant shall be apportioned as set forth in Paragraph 6.

(c) Real estate taxes. If the Closing shall occur before the real property tax rate for a Property (whether owned or leased) is fixed, the apportionment of taxes shall be on the last tax statement received, and shall be adjusted to actual taxes for the year of Closing at such time when the required information is available, except that in respect to Leased Properties where additional rent is paid monthly in respect of real property taxes, such taxes shall be apportioned in the same manner as other additional rent and shall be reconciled with actual taxes in the same manner as other additional rent when actual taxes are determined. In all cases, the real estate tax apportionment shall be readjusted and reconciled when final taxes for the year of Closing are available and the final adjustment shall be on the basis of actual real estate taxes for the year of Closing and shall be subject to further reconciliation in the same manner as set forth in Paragraph 4(a).

(d) Water charges and sewer rents. If there is a water meter on the Real Property that is payable by Seller, the Seller shall furnish or cause to be furnished a reading to a date not more than fifteen (15) days prior to the Closing, and the unfixed meter charge and the unfixed sewer rent, if any, based thereon for the intervening time shall be apportioned on the basis of such last reading. If there is no water meter, the water charge shall be adjusted in the same manner as additional rent. Sewer charges, to the extent payable by Seller, shall be apportioned on the customary basis for each jurisdiction. Assessments for capital improvements for water and sewer services shall be apportioned as is customary in the affected jurisdiction except that, to the extent that a Property Tenant is responsible for paying any such assessment under its Tenant Lease, such assessment shall be adjusted in the same manner as real estate taxes.

(e) Electricity, steam and gas, as provided in Paragraph 12 hereof.

(f) Interest, if any, on any security deposit made by Seller under a Lease or by a Property Tenant under a Tenant Lease.

(g) Utility deposits made by Seller shall not be assigned to Purchaser but the parties shall coordinate to cause a new deposit (if required) to be posted by Purchaser. Any refunds of Seller’s utility deposits received by Purchaser after Closing shall promptly be paid to Seller by Purchaser. The parties understand that the change in deposit may take place shortly after the Closing due to the necessity to deal with the applicable utility providers.

(h) Brokerage commissions shall be apportioned as set forth on Exhibit CC.

(i) Seller shall be credited at Closing for the net present value (calculated using a 10% discount rate) of the reimbursement required to be paid by Petsmart after Closing (which payments are apportioned to Purchaser hereunder) in connection with its Lease at Merced, California, for the roof replacement made by Seller before Closing in connection with such Tenant Lease, which calculation shall use the actual documented cost, not exceeding One Hundred Ninety Thousand Dollars ($190,000), incurred by Seller for the replacement of such roof at the Merced, California site. To the extent that Petsmart, in its estoppel at this Property, certifies that it has requested the replacement of the roof, has approved the price (which shall be set forth therein) and agrees that the cost shall be paid to landlord amortized over the first seven years of the Tenant Lease term, such payment to Seller by Purchaser shall be final and not subject to readjustment, provided, however, if Petsmart, in its estoppel at this Property does not so certify, the parties shall reapportion and adjust this payment to reflect the net present value as of the Closing Date for the actual amounts, if any, paid by Petsmart in reimbursement for such roof replacement costs. Seller shall cause the warranty for such roof replacement to be issued for the benefit of Purchaser as well as Seller, or to be assigned to Purchaser at Closing.

(j) Any other items properly apportionable for an Asset in accordance with local custom.

(k) Any apportioned item that changes after Closing shall be reapportioned when such change is discovered.

(l) Seller shall remain solely responsible for the results and costs of any Property Tenant audits or record inspections relating to any additional rent payable under any Tenant Lease or any other audit or inspection rights thereunder for a period wholly prior to Closing. If relating to the year of Closing, additional rent shall be apportioned as herein provided, and costs shall be paid by the Seller for all items related to the time period before Closing and Purchaser for all items related to the time period after Closing as part of the reconciliation hereunder. Any costs incurred by Purchaser in connection with any such audit or record inspection and any adjustment to additional rent or credits against rent or additional rent resulting from such audit or inspection, relating to a period wholly prior to Closing, shall be paid by Seller to Purchaser as part of the reconciliation hereunder.

(m) If, as a result of a reconciliation of any additional rent a Property Tenant is entitled to a credit against rent or additional rent under its Tenant Lease, such credit shall be apportioned in the same manner as the additional rent to which it relates.

5. Rent Arrearages. (a) If, subsequent to the Closing, Purchaser shall collect any fixed or additional rent arrears from any tenants or occupants of any Property with respect to a period when Seller was entitled to such rentals, Purchaser shall remit same to Seller if, as and when collected, less reasonable out-of-pocket expenses incurred by Purchaser incidental to such collection.

All rent collected after the Closing shall be first applied to the month of Closing, with any balance to be applied to current monthly charges and monthly charges coming due within 10 days after the payment, with any balance to arrears for the next succeeding prior months. Fixed rent and additional rent shall be apportioned as set forth in Paragraph 4.

(b) If any fixed rent or additional rent due under any Lease is unpaid at Closing and is not in dispute, such rent or additional rent shall be paid by Seller at or before Closing. If a bona fide dispute exists as to any fixed rent or additional rent, the parties, prior to Closing, shall agree, by written supplementary agreement, which shall include a full indemnity for Purchaser, on how to handle such dispute and such supplementary agreement shall govern. If no such supplementary agreement is entered into, the provisions of Paragraph 2(d) shall govern.

(c) The provisions of this Paragraph 5 shall survive the Closing.

6. Percentage Rent.

(a) Both percentage rent payable by a Property Tenant and percentage rent payable to a landlord or ground landlord under a Lease shall be apportioned by determining the number of days during the percentage rent reporting period from the rent commencement date under applicable Property Lease through the end of the percentage rent reporting period (the “Percentage Rent Days”) and apportioning to Seller a fraction equal to the number of Percentage Rent Days until Closing over the total Percentage Rent Days and to Purchaser a fraction equal to the number of Percentage Rent Days from and after Closing over the total Percentage Rent Days.

(b) Each party shall provide the other with reasonable access to all records relating to the calculation of percentage rent for any Asset Group so as to facilitate the operation of Paragraphs 4 and 6 and to permit each party to audit and inspect the information provided by the other to the extent relevant to the allocations being made in accordance with this Agreement.

(c) The provisions of this Paragraph 6 shall survive the Closing.

7. Closing; Second Closing. (a) Subject to the other provisions of this Paragraph 7, the sale and transfer of the Assets in accordance with this Agreement (the “Closing”) shall be held on October 13, 2006 at 10:00 a.m. TIME BEING OF THE ESSENCE (the “Initial Closing Date”), but only for those Asset Groups for which all of the Consents and Estoppels (as hereinafter defined) have been received. The Closing shall take place at Purchaser’s attorneys’ offices in Morristown, New Jersey, or, at the election of Purchaser, at the offices of a lending institution (or counsel thereto) which has agreed to lend funds to Purchaser to be secured by a security interest in one or more of the Properties, or at a place mutually acceptable to Seller and Purchaser.

(b) Seller shall have no obligation to close on the Initial Closing Date if the total net value of the Asset Groups ready to close does not equal an aggregate Purchase Price of at least Seller’s Closing Threshold (as defined below). If the Asset Groups ready for Closing on the Initial Closing Date have an aggregate Purchase Price that is less than Seller’s Closing Threshold, Seller shall have the right, by notice to Purchaser delivered within three (3) Business Days after the Initial Closing Date (unless Closing shall sooner occur), to terminate this Agreement, in which event the Deposit shall be returned to Purchaser and neither party shall have any further obligation or liability hereunder. Seller shall also have the right, in its sole discretion, before the Initial Closing Date to waive the application of Seller’s Closing Threshold and agree to proceed to Closing on the Initial Closing Date notwithstanding that the Asset Groups ready for Closing on the Initial Closing Date have an aggregate Purchase Price that is less than Seller’s Closing Threshold. Any such waiver shall be in writing and delivered to Purchaser at least 3 Business Days before the Initial Closing Date if the Closing is to occur on such date, or if delivered less than three (3) Business Days before the Initial Closing Date, the Initial Closing Date shall be adjourned to the Business Day that is three (3) Business Days after Purchaser receives such waiver. In addition, Seller shall have the right to deliver such a waiver within the 30 day period after the Initial Closing Date. If such waiver is delivered to Purchaser after the Initial Closing Date, and Purchaser is required to or agrees to proceed to Closing hereunder, Closing shall be set for the fifth (5th) Business Day after Purchaser’s receipt of such waiver and such new date shall be the Closing Date hereunder. For purposes of this Agreement, “Closing Date” shall mean the date on which the Closing occurs. If Seller does not elect to terminate or waive as above provided, and Seller’s Closing Threshold is not satisfied on the 30th day after the Initial Closing Date, Seller shall again have the right to terminate this Agreement as set forth above and shall continue to have the right to waive the satisfaction of Seller’s Closing Threshold as set forth above.

(c) Purchaser shall have no obligation to close on the Initial Closing Date if the total net value of the Asset Groups ready for Closing on such date does not equal an aggregate Purchase Price at least equal to Purchaser’s Closing Threshold (as hereinafter defined). If the Asset Groups ready for Closing on the Initial Closing Date have an aggregate Purchase Price that is less than Purchaser’s Closing Threshold, Purchaser shall not have the right to the terminate this Agreement unless Purchaser’s Closing Threshold has not been satisfied (and Closing has not occurred) by the 30th day after the Initial Closing Date. On such 30th day (unless Closing shall sooner occur) Purchaser shall have the right to terminate this Agreement, in which event the Deposit shall be returned to Purchaser and neither party shall have any further obligation or liability hereunder. Purchaser shall also have the right, in its sole discretion, before or after the Initial Closing Date to waive the application of Purchaser’s Closing Threshold and agree to proceed to Closing on the Initial Closing Date notwithstanding that the Asset Groups ready for Closing on the Initial Closing Date have an aggregate Purchase Price that is less than Purchaser’s Closing Threshold. Any such waiver shall be in writing and delivered to Seller at least 3 Business Days before the Initial Closing Date if the Closing is to occur on such date, or if delivered less than 3 Business Days before the Initial Closing Date, the Initial Closing Date shall be adjourned to the Business Day that is three Business Days after Seller receives such waiver. If such waiver is delivered to Seller after the Initial Closing Date, and Seller is required to or agrees to proceed to Closing hereunder, Closing shall be set for the Fifth (5th) Business Day after Seller’s receipt of such waiver and such new date shall be the Closing Date hereunder.

(d) Notwithstanding anything to the contrary contained herein, if the Closing or the First Closing (as hereinafter defined), as the case may be, has not occurred by November 13, 2006, either party shall have the right to terminate this Agreement as set forth above unless such party was obligated to sooner close in accordance with this Paragraph 7 and failed to do so.

(e) The parties acknowledge that the Closing Date may be extended for certain Assets and/or that certain Asset Groups may be ready for Closing sooner than others as a result of a need to obtain Consents and Estoppels or other closing documents from third parties or to allow Seller to cure Title Objections or other matters to be cured by Seller resulting from an Environmental Notice. In order to facilitate the ability of the parties to close on substantially all of the Assets, the parties agree on the Initial Closing Date, or such later date as shall be set for the initial Closing as set forth above, the Closing shall occur for those Asset Groups ready to close and this Agreement shall continue in full force and effect with respect to all pre-closing rights and obligations with respect to the remaining Asset Groups in the same manner as if such remaining Asset Groups were originally the sole Asset Groups under this Agreement, but without Seller’s Closing Threshold or Purchaser’s Closing Threshold being applicable to them. At such first Closing (the “First Closing”), the Deposit that will continue to be held for the Second Closing (as hereinafter defined) shall be reduced to an amount equal to the lesser of (a) Two Million Dollars ($2,000,000) or (b) Twenty percent (20%) of the aggregate of the Property Prices for the Assets Groups that may close at the Second Closing (being all the Asset Groups less those Assets Groups closing at the First Closing and those Assets Groups that have been removed from the Assets in accordance with the terms of this Agreement) and the portion of the Deposit that will not continue to be held hereunder shall be paid to Seller at Closing as part of the Purchase Price being paid by Purchaser at the First Closing (and if the actual Purchase Price due at the second Closing is less than the portion of the Deposit then being held, such excess shall be returned to Purchaser). The reduced Deposit shall continue to be held by Escrow Agent. All references in this Agreement to the Deposit shall refer only to the portion then being held by Escrow Agent. The remaining Asset Groups (as same may be adjusted by removal of Asset Groups) shall all close at one Closing to be scheduled in accordance with this Paragraph 7 (the “Second Closing”).

(f) Notwithstanding the foregoing, if any Asset Group has not been removed from the Assets and is not ready to close on the sixtieth (60th) day after the First Closing (the “Outside Closing Date”), the remaining Asset Groups shall close and either party shall have the right to terminate this Agreement as to all unclosed Asset Groups by written notice to the other delivered at any time after the Outside Closing Date and before an actual closing of such Asset Groups with respect to the remaining Asset Groups only.

(g) If the actual Purchase Price to be paid at the Closing or the First Closing, as the case may be, plus the Threshold Adjustments and minus the Excess Environmental Cost Adjustment, equals at least One Hundred Eighty Million Dollars ($180,000,000) (“Seller’s Closing Threshold”) then Seller’s Closing Threshold has been satisfied and Seller shall be obligated to close in accordance with this Agreement. If Seller’s Closing Threshold is not satisfied, then, as set forth above, Seller is not obligated to close.

(h) If the actual Purchase Price to be paid at the Closing or the First Closing, as the case may be, plus the Threshold Adjustments and minus the Excess Environmental Cost Adjustment equals at least One Hundred Seventy Million Dollars ($170,000,000) (“Purchaser’s Closing Threshold”) then Purchaser’s Closing Threshold has been satisfied and Purchaser shall be obligated to close in accordance with this Agreement. If Purchaser’s Closing Threshold is not satisfied, then, as set forth above, Purchaser is not obligated to close.

(i) The “Threshold Adjustments” are as follows:

(i) An amount equal to the Property Price for any Property where a notice exercising a right of recapture has been delivered or, for Recapture Rights, may still be delivered (i.e., the time period for exercise of the Recapture Right has not expired) as a result of any exercise of a right of first offer or first refusal where the purchase price is based on the fair market value the Property, or in such other circumstances set forth on Exhibit L;

(ii) The amount set forth on Exhibit EE for each Asset Group listed on Exhibit EE (the amount so set forth, the “Unamortized Improvement Costs”) to the extent such Asset Group has a positive value where a notice exercising a right of recapture has been delivered or, for Recapture Rights, may still be delivered (i.e., the time period for exercise of the Recapture Right has not expired). The listed positive value Asset Groups are those Asset Groups where Seller is entitled to a payment as a result of such recapture based on the unamortized value of tenant’s improvements or similar measurement that is not the fair market value of the Property;

(iii) An amount equal to the positive value of a removed Asset Group if the Asset Group is removed as a result of a condemnation;

(iv) An amount equal to the positive value of a removed Asset Group if the Asset Group is removed as a result of a casualty that is not a Covered Casualty and that Seller has elected not to pay the full restoration cost as further set forth in Paragraph 17;

(v) An amount equal to the positive value of a removed Asset Group if the Asset Group is removed as a result of an Insurance Company Repair (as hereinafter defined) that Seller is not obligated to fully repair (or escrow for full repair), where Seller elects not to fully repair (or escrow for full repair) and as a result, Purchaser elects not to accept such Asset Group;

(vi) An amount equal to the Property Price for Ogden, Utah if the Ogden Utah Asset Group has not been removed from the Asset Groups and would be included in such Closing if it were ready to close in accordance with Exhibit L, provided, however, that if the Property Price is expected to be reduced by 10% in accordance with Exhibit L when it is actually ready for Closing, then the amount used for this subparagraph will be equal to the Property Price less such ten percent (10%).

(j) The “Excess Environmental Cost Adjustment” shall mean the amount, if any, in excess of the Environmental Threshold for an Asset Group that is actually expended by Seller on environmental remediation before Closing or is escrowed by Seller for environmental remediation after Closing.

8. Closing Deliveries.

(a) At the Closing, Seller shall deliver to Purchaser the following:

(i) For each Owned Property, the form of deed shall be the jurisdictional equivalent of a Limited Warranty Deed, except for those instances where Seller received a General Warranty Deed, in which case, the same form of deed as received by Seller shall be delivered. Each deed shall be in form and substance reasonably satisfactory to counsel for Purchaser, containing the customary covenants for such jurisdiction (subject to the first sentence of this subparagraph) and duly executed and acknowledged in recordable form so as to convey to Purchaser good, marketable and insurable title, as aforesaid, to the Owned Property free and clear of all liens and encumbrances except the Permitted Encumbrances and other items as set forth in Paragraph 2. Seller agrees to include in the Deed the legal description of the Property prepared by Purchaser’s surveyor if such description and the survey from which it is derived are certified to Seller. Any brokerage agreements listed on Exhibit CC, Section B, and relating to an Owned Property shall be assigned to Purchaser at Closing, subject to the apportionment of the payments thereunder as set forth on Exhibit CC. Any brokerage agreement listed on Exhibit CC, Section A, shall not be assigned to Purchaser at Closing.

(ii) For each Lease Property, an assignment and assumption of lease and all ancillary agreements relating to such Lease (such as agreements with the fee mortgagee or overlandlord) in form and substance reasonably satisfactory to counsel for Purchaser, but consistent with the requirements of this Agreement, a “base form” of which is attached hereto as Exhibit P, which form will be modified to add the customary covenants and requirements for such jurisdiction and shall be duly executed and acknowledged in recordable form (or with a memorandum or short form thereof in recordable form, as Purchaser shall elect in each case) so as to convey to Purchaser good, marketable and insurable title to the leasehold estate in each such Lease Property, free and clear of all liens and encumbrances, except the Permitted Encumbrances and other items set forth in Paragraph 2. Seller agrees to include in the assignment the legal description of the Property prepared by Purchaser’s surveyor if such description and the survey from which it is derived are certified to Seller, provided, however, that the parties acknowledge that certain Space Leases contain only diagrams of the Leased Premises and in such cases, the parties shall assign using the description set forth in the memorandum of lease for any such Space Lease unless local counsel shall advise that another description should be used to conform to local “best practices”. Any brokerage agreements listed on Exhibit CC, Section B, and relating to a Lease Property shall be assigned to Purchaser at Closing, subject to the apportionment of the payments thereunder as set forth on Exhibit CC. Any brokerage agreement listed on Exhibit CC, Section A, shall not be assigned to Purchaser at Closing.

(iii) A valid bill of sale or bills of sale for the (A) Incidental Property and (B) certain leasehold improvements as set forth as Special Circumstances on Exhibit L, with general warranties and in form and substance reasonably satisfactory to counsel for Purchaser, duly executed and acknowledged.

(iv) An affidavit duly executed and acknowledged showing that any judgments, bankruptcies or other returns disclosed by a title search against other persons having names the same as or similar to Seller’s are not against Seller, and such other customary documents, each duly executed and acknowledged, as Purchaser or Purchaser’s title company may reasonably require in order to render and/or insure title to the Property to be in the condition described in Paragraph 2. Seller hereby agrees to deliver all proofs and documents set forth in the Title Commitments in Schedule B, Part 1 of each Title Commitment relating to Seller, its authority or its title to or interest in any Asset, each of which shall be in form and substance sufficient to satisfy the applicable requirement of the applicable Title Commitment (as updated in accordance with this Agreement) for issuance of a title policy in the condition described in Paragraph 2 which requirements shall be complied with whether or not Purchaser is insuring such title.

(v) An assignment to Purchaser of Seller’s right, title and interest in those existing Tax Actions (as hereinafter defined) that Purchaser elects in its sole discretion, by written notice to Seller during the Inspection Period, to assume (the “Assumed Proceedings”), and an executed stipulation of substitution of counsel with respect to the Assumed Proceedings in favor of counsel designated by Purchaser. In connection with such assignment, Seller shall be credited at Closing with its out-of-pocket costs incurred before Closing in connection with the Assumed Proceedings. Seller shall provide Purchaser with detailed information regarding each existing Tax Action and the costs expended to date for each such Tax Action promptly after the date of this Agreement. Seller shall not settle or compromise any Assumed Proceeding before Closing if the settlement or compromise would have any adverse impact on the real estate taxes on any Property after Closing, and Seller shall not settle or compromise any Tax Action that is not an Assumed Proceeding at any time, before or after Closing, if the settlement or compromise would have any adverse impact on the real estate taxes on any Property for the period after Closing.

(vi) An assignment and assumption between Seller and Purchaser of the landlord’s interest in and to the Tenant Leases and the security deposit for the Party City Tenant Lease in Charleston, South Carolina (8756) (to the extent the same have not been applied in accordance with the terms of the applicable Lease), in form and substance reasonably satisfactory to counsel for Seller and Purchaser, duly executed and acknowledged in recordable form (or with a memorandum or short form thereof in recordable form, if requested by Purchaser) and containing Seller’s representation and warranty that there have been no prior assignments of the Leases, together with an original executed copy of each Tenant Lease and any and all amendments thereto.

(vii) An affidavit of Seller, duly executed and acknowledged, dated as of the Closing stating that all representations and warranties of Seller contained herein are true and correct as of the Closing in all material respects.

(viii) All available certificates of occupancy with respect to the Properties and all maintenance, management, leasing and other applicable records for the Properties, in each case to the extent in Seller’s possession.

(ix) The Consents (as defined in Paragraph 8(c) and Estoppels (as defined in Paragraph 8(b)).

(x) Subordination, nondisturbance and attornment agreements for any Lease Property where the Lease is or could be subordinate to the mortgage or deed of trust either as a matter of law or as a result of the applicable Lease provisions (“SNDAs”) and recognition agreements for any Lease Property where Seller has a subleasehold interest

(“Recognition Agreements”). This delivery shall be satisfied either by assigning to Purchaser any existing SNDAs and/or Recognition Agreements that are assignable by their terms or by obtaining new SNDAs or Recognition Agreements where no SNDA or Recognition Agreement, as the case may be, currently exist or where it exists but is not assignable to Purchaser. A list of all existing SNDAs and Recognition Agreements are set forth on Exhibit U. Exhibit U further sets forth whether an SNDA or Recognition Agreement is assignable. Exhibit U shall be updated upon obtaining the updates to the Title Commitments to reflect changes in mortgages and SNDAs/Recognition Agreements to reflect any further SNDAs and/or Recognition Agreements that are required or that exist and are to be assigned at Closing. Notwithstanding the foregoing, if a Lease or an overlease does not expressly require the provision of an SNDA and/or Recognition Agreement and, despite Seller using commercially reasonable efforts to obtain same, Seller is unable to do so, the requirement of the SNDA and/or Recognition Agreement that shall be automatically waived and shall not be a required closing delivery.

(xi) Letters to landlords under the Leases and Property Tenants under the Tenant Leases informing them of the sale in such appropriate form as Purchaser may request. Exhibit V lists those Leases and Property Leases where notice is required and sets forth the requirements of such notice and also lists the notice addresses (including copies required to be sent and mortgagees and others entitled to notice) as set forth in each Lease and Tenant Lease and any other agreements (such as recognition agreements or subordination, non-disturbance and attornment agreements) as same have been changed from time to time and as same are currently reflected in Seller’s most recent records. The notice addresses attached are being verified and updated by Seller and the Exhibit will be amended to have the updated addresses. Seller shall be responsible for delivering all required notices in accordance with the applicable document terms.

(xii) An updated rent roll, in the same form as Exhibit AA, with the only changes being additional collections, duly executed and certified by Seller, setting forth all uncollected and prepaid rents and revenues and of any amounts due from Seller (whether or not disputed) under the Leases or due to Seller (whether or not disputed) under the Tenant Leases, as well as all Gross Sales (as defined in each Lease and Tenant Lease and including any similar term used to calculate percentage rent) for each Lease (whether or not then reported to the landlord thereunder) and Tenant Lease (to the extent then reported to Seller) for which percentage rent is payable, to date for the current percentage rent calculation period.

(xiii) All keys to the Properties in the possession of Seller.

(xiv) Receipts or other evidence showing payment of all real and personal property taxes, water and sewer taxes and utility charges due and payable prior to Closing to the extent in the possession of Seller, together with all available evidence in Seller’s possession (including, without limitation, ledger entries, project files and all electronic files relating to same and, at a minimum including all ledger entries and historical cost information) showing the amount and calculation of Unamortized Improvement Costs shown on Exhibit EE.

(xv) A complete set of plans and specifications covering the buildings and improvements on the Real Property to the extent in the possession of Seller or Casco (which shall be delivered by Casco on DVDs).

(xvi) An assignment, duly executed and acknowledged, of all unexpired assignable warranties and guaranties then in effect with respect to any part of any Property and/or any mechanical equipment on the Property to the extent in the possession of Seller, its agents or contractors, provided, however, that any such warranties and guaranties are assignable by Seller at no cost to Seller unless reimbursed by Purchaser. Seller agrees to use reasonable efforts to cooperate with Purchaser, in Purchaser’s efforts to obtain assignments of any non-assignable warranties and guaranties, provided that, Seller shall not be obligated to expend any sums of money in connection therewith unless reimbursed by Purchaser and the delivery of such non-assignable warranties and guaranties shall not be a condition precedent to Closing. The parties acknowledge that there are roof warranties at the following 4 locations: #6007, Lansing, IL, #8752, Vero Beach, CA, #8756, Charleston, SC, and #8808, and Antioch. TN (Hickory Hollow) and that the Merced, California roof replacement will be warranted as set forth in Paragraph 4(i);

(xvii) Certified resolutions of Seller’s Board of Directors, encumbancy certificates and other documents evidencing Seller’s authority as may be reasonably required by Purchaser’s counsel or the title company insuring Purchaser’s title to any Asset, authorizing the transactions provided for herein.

(xviii) FIRPTA affidavit and other tax related affidavits and returns required to be delivered by any Federal, State or local legal requirement relating to taxes or Purchaser’s legal ability to deal with Seller and/or to pay monies to Seller.

(xix) Seller shall (a) (i) pay all transfer and/or recording taxes due in connection with the transfer of the Assets and (ii) shall execute and deliver such returns as are required, duly prepared, signed and sworn to by Seller for all jurisdictions where a deed is being delivered and for all jurisdictions where an assignment or assignments are being delivered and Purchaser is recording such assignment or assignments or memorandums thereof, provided, however, that Seller shall not be obligated to pay any transfer and/or recording taxes in Maryland because parties do not customarily record such instruments in Maryland, and (b) pay the aggregate cost of recording all other documents, such as discharges of mortgages, mechanics’ liens and judgment liens, that are being recorded in order to clear title of items that are not Permitted Encumbrances.

(xx) Settlement statement showing the payment of the Purchase Price and all credits and adjustments thereto and other amounts paid at or in connection with the Closing (the “Settlement Statement”).

(b) The “Estoppels” shall mean:

(1) Estoppel certificates from all landlords under the Leases in substantially the form attached hereto as Exhibit R (or, where the applicable Lease requires another form, in either the attached form or such other form) except as provided below.

(2) Estoppel certificates from all Property Tenants in substantially the form attached hereto as Exhibit T.

(3) Estoppel certificates under all REAs, OEAs, CCRs, cross easements and similar incidents of title affecting any Property listed on Exhibit Q (“Operation Agreements”) in the general form attached hereto as Exhibit O as modified for certain Operation Agreements.

(c) The “Consents” shall mean (i) proofs of waiver or expiration without exercise of all Recapture Rights (hereinafter defined), (ii) with respect to the Lease Properties, any consents or approvals required from the applicable landlord or any other party for the assignment of each Lease and/or the consummation of the other transactions with respect to such Asset Group contemplated by this Agreement, (iii) with respect to the Owned Properties, any consents or approvals from other parties required under any Operation Agreement (as defined below) for the transfer of the Property and the Asset Group to Purchaser as contemplated by this Agreement. A list of Leases that are known to require consents from landlords is set forth on Exhibit S, and those Leases with known Recapture Rights are set forth on Exhibit I; and

(d) Notwithstanding the foregoing, if a Lease, Tenant Lease or an Operation Agreement does not expressly require the provision of an Estoppel and, despite Seller using commercially reasonable efforts to obtain same, Seller is unable to do so, Seller shall deliver a Seller’s estoppel in the form requested from the third party, with appropriate changes for Seller to make such representations and such Seller’s estoppel shall be a required closing delivery and Purchaser shall be obligated to accept same in lieu of the unobtained Estoppel. Seller shall in no event be obligated to obtain any Estoppel (but shall be required to deliver a Seller’s estoppel containing the same representations) where the receipt of same, despite Seller’s commercially reasonable efforts to cause such third party to honor its contractual obligations, is conditioned by the applicable third party on any consent, waiver or amendment to any Lease, Tenant Lease, Operation Agreement or other agreement affecting any of the Asset Groups or any other property owned or leased by Seller which is not subject to this Agreement, but (i) if the applicable Lease or Operation Agreement requires an Estoppel to be delivered by such party and Seller does not obtain same in the form attached hereto or the form required by the applicable document, Purchaser shall not be required to accept Seller’s estoppel and shall have the option, exercised in its sole discretion, to either accept Seller’s estoppel or to remove the Asset Group from the Assets, in which case the Purchase Price shall be adjusted (up or down) accordingly, and (ii) if the applicable Tenant Lease requires an Estoppel to be delivered by such party, but Seller cannot, for any reason, obtain such Estoppel, Purchaser shall accept a Seller’s estoppel in lieu thereof provided that the total Tenant Leases with Seller estoppels do not exceed 25% of the Tenant Leases. Purchaser shall be not be required to accept Seller’s estoppel and shall be entitled to receive actual Estoppels from the Property Tenants for all Tenant Leases where rent or additional rent are not current at the date of Closing for such Tenant Lease. The parties agree that Purchaser shall have no obligation to accept a Seller’s estoppel in lieu of any Estoppel other than a Tenant Lease Estoppel and that at least 75% of the Tenant Lease Estoppels must not be Seller estoppels.

(e) At the Closing, Purchaser shall deliver to Seller or Seller shall receive the following:

(i) Authorization for escrow agent to release the Deposit (or the portion thereof to be released at such Closing) to Seller and the balance of the Purchase Price payable at such Closing.

(ii) For each Lease and Tenant Lease, Purchaser shall execute and deliver, in recordable form, the assignment and assumption of lease being delivered by Seller to acknowledge acceptance of the assignment and assumption of those obligations under the Lease or Tenant Lease accruing after Closing. For each brokerage agreement being assigned to Purchaser where Purchaser is responsible for the commission thereunder, Purchaser execute and deliver the assignment of such brokerage agreement and assume such brokerage agreement at Closing.

(iii) For each assignment to Purchaser of Seller’s right, title and interest in any existing proceedings for the reduction of the assessed value of the Real Property, an executed stipulation of substitution of counsel with respect to such proceedings in favor of counsel designated by Purchaser, Purchaser shall execute and deliver same, or cause its designated counsel to execute and deliver same, to acknowledge its acceptance of such assignment to the extent such execution is customary for such document in the applicable jurisdiction.

(iv) Purchaser shall execute and deliver all agreements delivered to Purchaser in accordance with clause (xvi) of Seller’s deliveries to the extent such execution is reasonably required.

(v) Certified resolutions of Purchaser’s Board of Directors, encumbancy certificates and other documents evidencing Purchaser’s authority as may be reasonably required by Seller’s counsel or the title company insuring Purchaser’s title to any Asset, authorizing the transactions provided for herein.

(vi) Any affidavit required to be delivered by any Federal, State or local legal requirement relating to taxes or Seller’s legal ability to deal with Purchaser and/or to accept monies from Purchaser.

(vii) Transfer tax returns and related forms required by law to be executed by Purchaser.

(viii) A credit to Purchaser in the aggregate amount of the security deposits posted by Party City under its Tenant Lease to the extent that it has not been applied in accordance with the terms of the applicable Tenant Lease.

(ix) the Settlement Statement. The parties shall work diligently and in good faith to agree on the final form of closing documents for each Asset Group as soon as practicable.

9. Objections to Title; Inspection Period, Environmental Conditions, and Recapture Rights.

(a) Purchaser has reviewed the Title Commitments and Surveys delivered to Purchaser by Seller before the execution of this Agreement and all Title Objections based on such review are listed on Exhibit G. Seller agrees to cure all Title Objections that result from consensual and non-consensual liens on Seller’s interest in the Properties (each a “Required Cure”) (limited to mortgages, deeds of trust and similar instruments granted by Seller or any predecessor in interest to Seller which shall be discharged in full at or before the Closing on the affected Asset and all mechanics’ liens (regardless of the name of such liens in the applicable jurisdiction) and judgment liens against Seller or any predecessor in interest of Seller). Any Required Cure may be made either by paying the lien in full and discharging same at or before the Closing on the affected Asset, or bonding same so that it is no longer a lien on Seller’s interest in the Property or, for judgment liens, in those instances where Purchaser is purchasing title insurance, Seller may choose to enter into such agreements as the title insurance company will require to affirmatively insure Purchaser against such judgment lien. In no event shall mechanics’ liens that encumber Seller’s interest as a result of a Property Tenant’s or any other third parties’ failure to pay its contractors be considered a Title Objection, nor shall Seller be required to cure same, but Seller shall promptly notify the applicable Property Tenant or any other third party of such lien and demand that such Property Tenant or other third party, as the case may be, discharge same by bonding or otherwise in accordance with the applicable provision of the Tenant Lease or other instrument or applicable law, as the case may be. No extension of Closing shall be granted for any Required Cure, but Seller may make such cure at Closing using the proceeds of Closing. Seller shall not be obligated to cure any Title Objection that is not a “Required Cure” Title Objection (a “Non-Required Cure”) set forth on Exhibit G as a Non-Required Cure, if the cost to do so would reasonably be estimated by Seller (and with Seller providing Purchaser with the basis, and reasonable back-up for, such reasonable estimate) to exceed Ten Thousand Dollars ($10,000) for any single Property (the “Non-Required Cure Threshold”). Seller shall use commercially reasonable efforts to cure all Non-Required Cure Title Objections, but shall in no event be required to commence or continue commercially reasonable efforts if the Non-Required Cure Threshold is reasonably estimated to be exceeded as set forth above. The parties shall proceed as follows (the following procedure, whether applied to Title Objections or otherwise as provided in this Agreement, is referred to herein as the “Objection Resolution Procedure”):

(i) First, if the Non-Required Cure Threshold is not reasonably estimated to be exceeded as set forth above, or if it has but, in its sole and absolute discretion, Seller has elected to attempt to cure and, in either case, Seller reasonably believes it is possible to cure such Non-Required Cure using commercially reasonable efforts to do so (or such additional efforts as Seller in its sole and absolute discretion elects to use), the time period for cure shall be extended for up to a 30 day period (such period to be designated by Seller). Purchaser shall also have the right, but not the obligation, to attempt to cure during such time period at no cost to Seller;

(ii) If the Title Objection is not cured, Purchaser shall have the right, in its sole and absolute discretion, as its sole remedy to either to waive such Title Objection and agree to accept such Asset Group without the cure of such Title Objection and without adjustment of the Property Price as a result of such Title Objection, which waiver shall be in writing and shall be specific as to the Title Objection being waived, or to remove the Asset Group from the

Assets hereunder, in which event the affected Asset Group shall be removed and the Purchase Price shall be decreased to reflect such removal if the value of the Asset Group is a positive number. For Title Objections only, and not for other circumstances where, in accordance with the terms of this Agreement the Objection Resolution Procedure applies to other circumstances, if the value of the Asset Group is a negative number and Seller could have cured such Title Objection (although not being required to do so) (such as a Title Objection that title company is willing to insure with certain indemnities and assurances from Seller or a Title Objection where a third party having the power to cure is willing to do so upon the payment of money), then the Purchase Price shall not be increased by the negative value of such Asset Group. For Title Objections only, and not for other circumstances where, in accordance with the terms of this Agreement the Objection Resolution Procedure applies to other circumstances, if the value of the Asset Group is a negative number and Seller could not have cured such Title Objection (such as an easement running under the building or an exception that, despite the title company’s efforts, cannot be obtained in a legible form) then the Purchase Price shall be increased by such negative value. When this Objection Resolution Procedure is applied to Excess Cure Defaults and/or environmental matters and/or Insurance Company Repairs and not Title Objections, the Purchase Price shall not be increased as a result of the removal of negative value Asset Groups in any event. All unwaived Non-Required Cure Title Objections shall be cured at or before Closing as a condition to Purchaser’s obligation to accept the affected Asset Group, but Seller shall not be in default for any failure to cure any Non-Required Cure Title Objection provided that Seller has complied with the provisions of this Paragraph 9. The parties agree to confer three (3) Business Days prior to Closing (or each Closing as the case may be) to determine the status of any Non-Required Cure Title Objections and whether Purchaser intends to waive or remove any uncured Non-Required Title Objections. In addition, at such conference, the parties shall discuss whether they intend to waive any other conditions to closing as well as discuss all other closing items related to any specific Asset Group.

(b) Purchaser shall have the right and option until October 3, 2006, to obtain updated Title Commitments, new surveys (“New Surveys”) and Environmental Report(s) for each Property (collectively, the “Inspections”) (the “Inspection Period” shall be the period ending on October 3, 2006 for updated Title Commitments and New Surveys, and, subject to extension for reports in excess of Phase I Reports, the Environmental Reports). Notwithstanding anything to the contrary contained herein, if a New Survey has not been received by October 2, 2006 so that Purchaser can review same by October 3, 2006, and if Seller is unwilling to extend the Inspection Period for such New Survey as then requested by Purchaser so that Purchaser can receive and review such New Survey and object to any Title Objections revealed thereby, Purchaser shall have the right to remove the affected Asset Group. To the extent that the Environmental Report(s) include more than a Phase I Report in accordance with the provisions of Paragraph 25, the Inspection Period relating to the Hazardous Materials (as hereinafter defined) for the affected Asset Group shall be extended until ten (10) days after Purchaser receives such additional Environmental Reports. The Inspections conducted in accordance with the terms of all agreements governing use, occupancy or activities upon the subject Property, shall be at Purchaser’s sole cost and expense. Seller shall have the right, at Seller’s expense, to have its respective representatives present for any physical inspections. Seller agrees to arrange, in accordance with the terms of any Tenant Lease, any access required by Purchaser to such Tenant Premises and such access shall be conducted in accordance with the terms of all agreements governing use, occupancy or activities upon the subject Property. Within ten (10) days after the later of the execution and delivery of this

Agreement by both parties or receiving updated Title Commitments or New Surveys, but in no event after the expiration of the Inspection Period for such item, Purchaser shall deliver to Seller a written notice of any defects, encumbrances or other objections to title set forth on such updated Title Commitment and/or New Survey that was not set forth on the original Title Commitment or Survey (whether same existed before the original Title Commitment or Survey but was not set forth thereon or whether same first came into existence thereafter) and that are not acceptable to Purchaser, provided, however, that Purchaser shall not object to an inadequate parking ratio if the Property benefits from an Operation Agreement that provides sufficient additional parking to satisfy all legal requirements regarding parking and all provisions of any existing Tenant Lease regarding parking. Each defect, encumbrance or other objection to title set forth in any such notice shall be a Title Objection hereunder as if such defect, encumbrance or other objection were originally set forth on Exhibit G. Each defect, encumbrance or other objection to title set forth in the updated Title Commitment and/or the New Survey and not so objected to by Purchaser shall become a Permitted Encumbrance as if such matter were set forth on the original Title Commitment or Survey. Purchaser shall similarly update the Title Commitments at Closing and shall have the right to object to any new defect, encumbrance or other objection to title that has not previously become a Permitted Encumbrance, in which event such matter shall become a Title Objection as if it were set forth on Exhibit G hereof and the Closing shall be adjourned as reasonably necessary to address the new Title Objection. All additional Title Objections that would have been “Required Cure” Title Objections had they been listed on Exhibit G shall be “Required Cure” Title Objections. Seller, within ten (10) days after receiving notice of any other Title Objection, (and within three (3) days of receiving any notice of Title Objection first discovered with respect to the Closing update to title or with respect to a New Survey), shall notify Purchaser in writing of what actions, if any, it will take to cure such Title Objection and Purchaser shall then elect with respect to the Asset Group affected by such Title Objection as set forth above for the Title Objections initially set forth on Exhibit G. If Seller elects not to attempt to cure any Non-Required Cure as permitted herein, Purchaser shall have the rights set forth above as if Seller had attempted to cure and been unable to do so.

(c) If during the Inspection Period (as same may have been extended to obtain any Environmental Reports beyond a Phase I Report), Purchaser notifies Seller in writing of any Hazardous Material (hereinafter defined) located on the Property that is objectionable to Purchaser (an “Environmental Notice”), Seller and Purchaser, each acting in good faith but in its absolute discretion, shall use the Objection Resolution Procedure with respect to such Asset Group (with all references to “Non-Required Cure” in the description of the Objection Resolution Procedure being deemed to refer to the facts or events that resulted in the Environmental Notice and, in lieu of the $10,000 applicable to Non-Required Cure Title Objections, the required expenditure by Seller for any matter set forth in an Environmental Notice shall not exceed the greater of Ten Thousand Dollars or ten percent (10%) of the Property Purchase Price (the “Environmental Cure Threshold”)), provided, however, that the Objection Resolution Procedure shall be modified as follows: If Seller is required to by Environmental Laws or a Lease or Operation Agreement or the terms of this Agreement or elects to fully cure such Environmental Condition and such cure cannot reasonably be accomplished by the Closing Date occurring after such election, Seller shall escrow at Closing an amount equal to the reasonably estimated cost of completing such cure (including, without limitation, all post cure testing and governmental clearances), as reasonably estimated by Purchaser’s

Environmental Consultant after consultation with Seller’s environmental consultant, each acting reasonably and in good faith, and, where practicable, with actual bids from the contractor that will perform the work. If the reasonably estimated cure costs exceed the Environmental Cure Threshold for such Asset Group and Seller elects not to fully cure such condition, but Purchaser elects nonetheless to acquire the Asset Group, Seller shall at Closing escrow an amount equal to the Environmental Cure Threshold for such Asset Group. After Closing, whether such escrow is in the full amount of the reasonably estimated cure costs or limited by the Environmental Cure Threshold, Purchaser shall complete such cure using such escrowed funds. After such cure is complete, any unused escrowed funds shall be returned to Seller. In no event described in the previous sentences shall Seller be responsible for the payment of any cure costs in excess of those escrowed at Closing, nor, if Purchaser elects to accept an Asset Group with an uncured Environmental Condition, shall Purchaser have any claim against Seller for (i) costs to complete such cure in excess of the amount so escrowed, provided that Seller escrows the amount required hereunder, (ii) any diminution of the value of the Asset Group as a result of such uncured Environmental Condition or (iii) any inability to lease the Property as a result of such uncured Environmental Condition. Nothing herein shall affect Purchaser’s rights against Seller relating to any third party claim arising out of, relating to or in connection with an uncured Environmental Condition that Purchaser accepts with escrowed funds for cure. Purchaser shall not have the right to remove any Asset Group from the Closing if the reasonably estimated cure costs for such Asset Group, determined as above provided, are less than the Environmental Cure Threshold for such Asset Group. Purchaser, in its sole discretion, shall have the right to elect to accept the escrow and close, or to remove the Asset Group from the Assets in each case where the reasonably estimated cure costs exceed the Environmental Cure Threshold for such

Asset Group, even where Seller is willing to escrow the entire reasonably estimated costs of effecting the cure. If an Asset Group is removed as a result of Hazardous Materials in accordance with the foregoing, the Purchase Price shall be reduced by the Property Price for a removed positive value asset, but shall not be increased by a negative Property Price of an Asset Group. Notwithstanding anything to the contrary herein, Purchaser shall not object to asbestos located within any Property that is either encapsulated, in good condition, or non-friable, in good condition, and as it exists does not violate any legal requirement, require any remediation or removal, or require any air monitoring or other actions as a result of its presence in its then existing state.

(d) Seller and Purchaser acknowledge that certain Assets are subject to purchase options, rights of first refusal, rights of first offer, lease recapture rights and similar rights to acquire Assets in preference to Purchaser acquiring them (which rights are referred to herein, collectively as the “Recapture Rights” and individually as a “Recapture Right”) which are held by third parties and are or may be applicable to this transaction. A list of the Asset Groups that are known to or are known to possibly include Recapture Rights, together with a brief description of each such Recapture Right, is set forth on Exhibit I attached hereto and made a part hereof. Seller shall, promptly after the execution of this Agreement, deliver such notices and take such actions as are required to fully comply with each Recapture Right. Seller shall promptly provide Purchaser with all correspondence with such third parties relating to any Recapture Right. Seller shall promptly notify Purchaser upon the exercise or waiver (or expiration of the time for exercise) of any Recapture Right. If a Recapture Right is exercised by the holder thereof or if the holder of a “go dark” recapture right sends a notice exercising such right before the Closing on the affected Lease, the Asset Group affected shall be removed from the Assets to be acquired hereunder and

Seller shall have the right to consummate the transaction with such third party and receive the proceeds thereof. Upon the removal of the affected Asset Group from the Assets, the Purchase Price shall be reduced by the Property Price for positive value Asset Groups except as set forth on Exhibit L with respect to Laurel, Maryland, for which the terms of Exhibit L shall govern, and shall be adjusted as set forth on Exhibit L for negative value Asset Groups. Notwithstanding anything to the contrary contained in this Agreement, Seller shall have no obligation to obtain any waivers of “go dark” recapture rights and, if the applicable landlord or third party has not delivered a notice of termination under such “go dark” recapture right by Closing, Purchaser shall accept such Lease with knowledge of and subject to such unexercised termination right.

(e) Notwithstanding anything to the contrary contained herein, in no event shall the Closing Date, the First Closing Date or the Second Closing Date be extended beyond the Outside Closing Date.

(f) In connection with any entry onto any Property by Purchaser, its agents, contractors or employees, Purchaser shall defend indemnify and hold Seller harmless from and against any and all claims, actions, losses, costs, damages, expenses (including reasonable attorneys’ fees) to the extent resulting from or arising out of Purchaser’s entry upon the Property, the conduct of any tests, studies or other investigations thereon, and/or the acts or omissions of Purchaser, its agents, contractors or employees other than any claims or liabilities which may result from the existence of Hazardous Materials on the Property except to the extent that any such Hazardous Materials are negligently disturbed, released or exacerbated by the Purchaser, its agents, contractors or employees. Purchaser shall restore the Property as nearly as practicable to substantially the condition existing immediately prior to the performance of such tests and investigations. Prior to entering in or onto the Property, Purchaser shall procure or cause its agents or contractors to procure, and shall maintain in force from and after the date of entry upon the Property and continuing throughout the term of this license for any further entry, if any, comprehensive general liability insurance in an amount not less than Three Million Dollars ($3,000,000.00) for injury to any one person in one occurrence and not less than Five Million Dollars ($5,000,000.00) for injuries to more than one person in one occurrence and One Million Dollars ($1,000,000.00) for damage to property arising out of any one occurrence. Such insurance policy shall be issued for the benefit of Seller, as an additional insured and Purchaser shall, on request, provide to Seller reasonable proof that such insurance is in effect prior to the date Purchaser enters into or upon any Property. The minimum limits of the insurance coverage to be maintained by Purchaser hereunder shall not limit Purchaser’s liability. The indemnification provisions of this Paragraph 9(f) shall survive Closing and/or the earlier termination of this Agreement.

10. Termination Threshold.

(a) If this Agreement is terminated by either party in accordance with Paragraph 7 without any Closing having occurred, both parties shall promptly instruct the Escrow Agent to immediately return the Deposit to Purchaser. Seller, in the case of a Seller termination only without any Closing having occurred, and not in the case of a Purchaser termination, shall pay to Purchaser the actual costs and expenses for the Inspections and fifty percent (50%) of the actual attorneys fees and disbursements, in each case incurred by Purchaser both before and after the execution of this Agreement and thereafter, in either case, this Agreement shall terminate, be null, void and of no further force or effect and the parties shall have no further obligation to each other, except for any obligations that expressly survive the termination of this

Agreement in accordance with its terms. The obligation to cause the Deposit to be returned and to pay the costs and expenses provided above shall survive any termination of this Agreement to the extent not fully performed before such termination. In addition, if this Agreement is terminated in accordance with Paragraph 7 without any Closing having occurred, Purchaser shall return to Seller the due diligence materials obtained from Seller.

11. Assessments. If, on the Closing, any Owned Property or any part thereof shall be or shall have been affected by assessments which are, or which may become, payable in annual installments, of which the first installment is then a charge or lien, or has been paid, then for the purposes of this Agreement the assessment shall be apportioned in accordance with local custom where the assets is located. Assessments affecting any Lease Property shall be paid in the same manner as set forth above for Owned Properties if the assessment is not amortized under the applicable Lease, but shall adjusted in the same manner as real estate taxes if the assessment is so amortized, except that, to the extent that a Property Tenant is responsible for paying any such assessment under its Tenant Lease, such assessment shall be adjusted in the same manner as real estate taxes.

12. Meter Readings. Seller shall arrange for a final reading of all utility meters (covering gas, electricity and steam) as of the Closing except meters, the charges of which are payable by Property Tenants. Seller and Purchaser shall jointly execute a letter to each of such utility companies advising such utility companies of the termination of Seller’s responsibility for such charges for utilities furnished to the Property as of the Closing and commencement of Purchaser’s responsibilities therefor from and after such date. If a bill is obtained from any such utility companies as of the date of Closing, Seller shall pay such bill when due, provided however, if such charge is or could become a lien against the applicable Property, Seller shall pay such bill on or before the Closing and deliver proof of payment thereof to Purchaser. If such bill shall not have been obtained on or before Closing, Seller shall pay all such utility charges as evidenced by such bill or bills to the date of Closing and Purchaser shall pay all such utility charges thereafter. Any bill which shall be rendered which shall cover a period both before and after the date of Closing shall be apportioned between Purchaser and Seller pursuant to Paragraph 4. Notwithstanding anything herein to the contrary, the Spirit of Halloween utility security deposits are being assigned and paid to Purchaser at Closing. Purchaser shall hold same and apply or return same as provided in the Spirit of Halloween Agreements. The utility bills for the Spirit of Halloween premises relating to the time period that Spirit of Halloween is responsible for paying are being sent to Spirit of Halloween. If Spirit of Halloween does not pay same, the security deposit shall be applied thereto and any excess charges that Spirit of Halloween does not pay, after commercially reasonable attempts to collect same, shall be apportioned between Seller and Purchaser based on the number of days of rent that each received from Spirit of Halloween. The provisions of this Paragraph 12 shall survive the Closing.

13. Notices. Any notice required or permitted to be given pursuant to this Agreement shall be sent by certified or registered mail, return receipt requested, postage prepaid, or by reputable overnight delivery service providing written proof of delivery such as Federal Express or by hand delivery with written proof thereof, as follows:

To the Seller at the address first above set forth in this Agreement

Attention: Mr. David Picot – Vice President – Real Estate, Design & Construction and Mr. Michael L. Tumolo – Vice President – Real Estate Counsel;

with copies to Sidley Austin LLP, 787 Seventh Avenue, New York, New York,

Attention: Matthew E. Fernand, Esq.

To the Purchaser at the address first above set forth in this Agreement

Attention: Executive Vice President, Retail, with a copy to:

(a)	c/o Vornado Realty Trust

Chief Financial Officer

210 Route 4 East

Paramus, New Jersey, 07652

(b)	Riker Danzig Scherer Hyland & Perretti LLP

Headquarters Plaza

One Speedwell Avenue

Morristown, New Jersey 07962-1981 (07960 for fedex)

Attn: Victoria A. Morrison, Esq.

Notices shall be deemed given on the earlier to occur of (i) the date received or (ii) the date delivery is refused. Courtesy copies of notices may also be given by fax or email, but notice shall not be deemed given until it is given by a means other than fax or email.

14. Taxes and Expenses. All taxes imposed on the transfer of title to the Property, including any documentary stamps, transfer taxes and the like and the fees of any party in connection with any estoppel certificate required to be delivered pursuant to Paragraph 8 shall be paid by Seller. Other closing costs shall be paid in accordance with the custom in the jurisdiction where the applicable Asset Group is located.

15. Certiorari Proceedings. If Seller has heretofore filed applications for the reduction of the assessed valuation of the Property and/or instituted certiorari proceedings to review such assessed valuations (“Tax Actions”) for the current tax year and/or any prior tax years, Seller until Closing on the affected Asset Group shall continue to prosecute such Tax Actions, including the right to withdraw the same, compromise and/or settle the same or cause the same to be brought on for trial and to take, conduct, withdraw and/or settle appeals, but only after obtaining the consent of Purchaser to such actions as Seller may take therein and subject to the limitations set forth in Paragraph 8(a)(v). At Closing, Seller shall assign all Assumed Proceedings to Purchaser and Purchaser shall pay to Seller all of Seller’s out-of-pocket costs to the time of Closing in connection therewith as provided in Paragraph 8. Any Tax Actions that are not assigned shall remain the sole property of Seller and Seller shall have the right to withdraw, settle, compromise same subject to the limitations set forth in Paragraph 8(a)(v). Any refund or tax savings for any year or years prior to the tax year in which the Closing occurs shall belong solely to Seller, provided that, if the Tax Action is an Assumed Proceeding, Purchaser shall first recover 100% of its costs (including the costs reimbursed to Seller) from the overall recovery and the net recovery shall be equitably allocated to the various affected tax periods. Any tax savings or refund for the tax year in which the Closing occurs shall be pro-rated between Seller and Purchaser in accordance with Paragraph 4 after deduction of attorneys’ fees and other expenses related to the proceeding as set forth above. Seller will execute all consents, receipts, instruments and documents which may reasonably be requested in order to facilitate settling such proceeding and collecting the amount of any refund or tax savings. The provisions of this Paragraph 15 shall survive the Closing and shall be subject to the provisions of any applicable Lease that provides for the Landlord or another party to be entitled to any portion of any refund described herein.

16. Seller’s Work, Reimbursements and Responsibilities Under Tenant Leases: Condition of Properties.

(a) Seller, at its sole cost and expense, shall, before Closing, complete in a good and workmanlike manner, lien free (except for any liens caused by Petsmart, in which case. Paragraph 9(a) shall govern), and in compliance with all legal requirements, insurance requirements and the requirements of the Petsmart Tenant Lease for Commack, New York (store

6303) (the “Undelivered Petsmart Premises”) all the work to be performed by Seller thereunder (but not by Petsmart) in connection with the delivery of possession and initial commencement of rent under the leases for the Undelivered Petsmart Premises. It shall be a condition to Closing for the Undelivered Petsmart Premises that such work be completed and delivery of possession shall have occurred in accordance with the applicable Petsmart leases.

(b) Certain Best Buy Tenant Leases are described in that certain side letter dated February 27th, 2006 and addressed to Best Buy by Seller and executed by both parties (the “Side Letter”). A copy of the Side Letter is attached hereto as Exhibit J. Seller shall be solely responsible for the full and timely payment and performance of all obligations under the Side Letter and shall pay all such amounts when and as due thereunder to Best Buy, whether before or after Closing and perform, as required, whether before or after Closing, all other obligations thereunder. Purchaser shall not assume any liability or obligations under the Side Letter. If Seller shall fail to pay any such amount when due, Purchaser shall have the right after notice and expiration of a cure period that is five (5) days less than the cure period under the applicable Best Buy Lease, if any, before Best Buy can either declare landlord under such lease in default or offset such amounts against any rent or additional rent, to pay same to Best Buy and Seller shall promptly reimburse Purchaser for the amount so paid, together with interest at the rate applied to defaults under the applicable Tenant Lease. The assignment of the applicable Best Buy Tenant Leases shall expressly reflect this clause.

(c) Except for the obligations of Seller under clause (a) and (b) of this Paragraph 16 and under Paragraphs 17 and 25 of this Agreement, the Properties shall be delivered to Purchaser at Closing in their “AS-IS condition, broom clean and free of garbage and debris in the case of vacant Properties or portions of Properties (not leased to a Property Tenant) and subject to the rights of Property Tenants for those Properties or portions of Properties where delivery of possession to a Property Tenant has occurred, but with Seller having performed all obligations it is required to perform as landlord under any Tenant Lease and as tenant or subtenant under any Lease.

17. Condemnation: Casualty: No Material Change.

(a) If, prior to the Closing, whether before or after the end of the Inspection Period, all or any portion of any Property is taken by eminent domain (or is the subject of a pending or contemplated taking which has not been consummated but notice of which has been received by Seller) or in the event of a conveyance in lieu thereof or, and as a result of an eminent domain action or conveyance in lieu thereof or such pending action or contemplated taking, in the reasonable opinion of Purchaser, materially decreases the value of the Asset Group to own or lease in order to lease for retail purposes or a taking that does not affect the Property directly, but such taking affects the access, parking, utilities serving the Property or the legal ability to use the Property for retail purposes in a material adverse manner, Purchaser shall have the right to cause the Asset Group to be removed from the Assets (in which case the Purchase Price shall be adjusted by reducing it by the Property Price for a positive value asset, but the Purchase Price shall not be increased as a result of a removal for condemnation of a negative value asset) or to accept the Asset Group notwithstanding such condemnation and without adjustment of the Property Price for such Asset Group. Seller shall promptly notify Purchaser of any information received by Seller with respect to any new pending or threatened condemnation and of all developments in any pending or threatened condemnation actions set forth on Exhibit X. In the event Purchaser shall elect to acquire the affected Asset Group, Seller, at Closing, shall assign and turn over, and Purchaser shall be entitled to receive and keep, all awards for the taking by eminent domain. The obligation to assign and turn over all such awards shall survive Closing.

(b) If any part of the building(s) or other improvements comprising a part of any Asset Group, the parking areas or driveways of any Property or Shopping Center in which it is located, any means of ingress thereto or egress therefrom, any area in which Seller has rights under any Lease is destroyed by fire or other casualty, Seller shall promptly notify Purchaser of such fact. If (i) any Property Tenant or landlord of Seller has insured the casualty with a solvent third party insurer and is obligated to utilize the insurance proceeds to restore the damage in full or Seller is required or elects, as set forth below, to restore the damage in full before Closing or pay to Purchaser the full cost of such restoration at Closing (regardless of whether such casualty is insured by Seller and whether any proceeds of insurance are available), (ii) neither the applicable Tenant Lease, if any, or Lease, if any, is terminated or terminable (Closing being delayed, but not beyond the Outside Closing Date or Second Closing Date Outside Date, as applicable, for any such Asset Group so that, to the extent possible, a determination can be made whether any such termination right is actually exercised), and (iii) no Tenant Lease rent or additional rent abates and, except to the extent fully covered by Tenant Lease rent or additional rent that does not abate, any Lease rent abates, then the Asset Group shall continue to be included in the Assets without adjustment of the Purchase Price (a casualty described in this sentence is referred to herein as a “Covered Casualty”) but any obligation of Seller to pay for any restoration shall survive Closing and a reasonably estimated amount for such restoration shall be escrowed with Escrow Agent at Closing and made available to Purchaser after Closing for such restoration. If any casualty other than a Covered Casualty affects any building(s) or materially affects any other improvements or results in a right by any

Property Tenant or landlord or ground landlord under any Lease to have a right to terminate the applicable Tenant Lease or Lease that is exercised (or for which the period for exercise has not expired on the applicable Outside Closing Date or Second Closing Date Outside Date, as applicable), Purchaser shall have the right to cause the Asset Group to be removed from the Assets in which case the Purchase Price shall be decreased for each positive value Asset Group so removed, but not adjusted for any negative value Asset Group or to accept the Asset Group notwithstanding such casualty and without adjustment of the Property Price for such Asset Group. In the event Purchaser shall elect to acquire the affected Asset Group, Seller, at Closing, shall assign and turn over, and Purchaser shall be entitled to receive and keep, all insurance proceeds, including without limitation, rent insurance and the right to receive same, payable under Seller’s policies, if any, in connection with such damage or destruction but not less, regardless of whether any insurance policies exist, of the Required Repair Amount. The obligation to assign and turn over all such awards shall survive Closing. Whether or not Seller has insurance for such damage or destruction, if neither any Property Tenant nor any landlord or ground landlord under a Lease has the obligation to restore the damage in full, Seller shall (x) be obligated to restore, at its sole cost and expense all damage to the parking areas, access ways, sidewalks and all other improvements other than buildings, regardless of cost, and (y) be obligated to restore, at its sole cost and expense, all damage to buildings if such restoration is required to be performed by Seller in accordance with the applicable Lease or Property Lease or any Operation Agreement to which Seller is bound (either directly or through its Lease). However, for damage not described in clause (x) or clause (y), Seller shall not be required to expend more than the greater of ten thousand dollars ($10,000) or ten percent (10%) of the Property Price for restoration after a casualty.

(c) In the event that, after the end of the Inspection Period and before Closing, a material adverse change in the environmental condition of any Asset Group occurs, or facts and circumstances causing such change during the Inspection Period are first known to Purchaser, Purchaser shall have the same rights and options with respect to such Asset Group as it has during the Inspection Period as set forth in Paragraph 9. Title changes after the Inspection Period shall be treated as set forth in Paragraph 9.

18. Violations. All notes or notices of violations of law or municipal ordinances, orders or requirements noted or issued prior to the Closing Date by the local departments of housing, buildings, fire, labor, health or other State or Municipal departments having jurisdiction against or affecting each Property shall be complied with or discharged by Seller (by bonding or deposit with the title company or otherwise) prior to the Closing or credited to Purchaser at Closing, provided that Seller shall have no obligation to cure any violation to the extent that such cure is the responsibility of a Property Tenant under a Tenant Lease. Seller shall furnish the Purchaser with an authorization to make the necessary violations searches.

19. Representations and Warranties.

(a) Seller represents and warrants that, to the actual knowledge of the Knowledge Parties (hereinafter defined) after reasonable review of the attached Exhibits for all of the following paragraphs except (iv), (xiii) and (xiv), and Seller represents and warrants with respect to paragraphs (iv), (xiii) and (xiv), as follows:

(i) (A) Exhibit B contains a complete and correct list of all Ground Leases, Exhibit C contains a complete list of all Space Leases, and Exhibit D contains a complete list of all Tenant Leases. All documents, except for intercompany transfers among Toys “R”, Inc. and its affiliates, evidencing the Leases and Tenant Leases, as of the date hereof, are correctly listed on such exhibits. Exhibit EE sets forth the net book value of the improvements at each Property listed thereon as shown on Seller’s books, and such Exhibit includes each Asset Group that is subject to a Recapture Right or “go dark” or other recapture right where a payment to the tenant under a Lease or owner under an Operation Agreement, or similar instrument is due on such recapture and is based on the net book value of the improvements made by the tenant under the Lease or owner under the Operation Agreement, as the case may be, or a similar measure and does not include those that have no payment or a fair market value or similar payment. SNDAs and Recognition Agreements are agreed not to be part of Leases for purposes of Exhibits B, C and D, but are separately listed on Exhibit U.

(B) Each of the Leases and Tenant Leases are in full force and effect in accordance with its terms and no Event of Default or Default Event thereunder remains uncured. If any notice of an Event of Default or Default Event is received or Seller otherwise becomes aware of such a breach (as a result of an Estoppel or otherwise) before Closing, such matter shall be handled in accordance with Paragraph 2(d) or 2(e), as applicable, and this representation shall automatically be deemed amended to reflect matters so handled.

(C) For each Lease, all work required to be performed by the landlord thereunder has been performed and all reimbursements to be paid by Seller have been paid. For each Tenant Lease, except for that certain PetSmart work and the Best Buy reimbursements that Seller will remain responsible for under the express terms of this Agreement, all work required to be performed by the landlord thereunder has been performed and all reimbursements to be paid by the landlord thereunder have been paid. The Unamortized Improvements Costs set forth on Exhibit EE for the Asset Groups listed on Exhibit EE are the correct unamortized costs of the tenant improvements for the Lease at each such location based on the actual costs expended to install the tenant improvements as depreciated to date and as reflected on Seller’s books in accordance with generally accepted accounting principles. The Unamortized Improvement Costs set forth on Exhibit EE are the historical unamortized improvement costs based on the actual expenditures by the original Toys entity that was the tenant thereunder and has not been adjusted for transfers of the Lease. Seller, upon the request of Purchaser, whether before or after Closing, will deliver to Purchaser the Unamortized Improvement Costs for any other Property.

(D) No Property Tenant has been given any rent concession or allowance except as expressly stated in the Leases and/or the rent roll. The date of delivery of possession and the rent commencement date for each Tenant Lease is correctly set forth on the rent roll attached hereto as Exhibit AA.

(E) The rent roll attached hereto as Exhibit AA is an accurate and complete summary of the status of the rents and revenues of each Property through the end of the calendar month before the month in which this Agreement was executed and delivered. Such rent roll includes, among other things, the square foot area, rent, additional rent and other charges payable by Seller under the Lease for each Property, the rent, additional rent and other charges payable by the Property Tenant under each Tenant Lease for such Property, and, if the Tenant Lease affects less than all of a Property, the demised portion thereof, the commencement date, rent commencement date and expiration date of each Lease and Tenant Lease, the number of remaining renewal options and their terms;

(F) Neither the Leases nor the Property Leases, nor the rents payable thereunder (whether payable or receivable by Seller) have been assigned, pledged, hypothecated or otherwise disposed of by Seller.

(G) Each Property is now and at Closing will be legally able to be occupied, subject to the completion of any work to be completed by Property Tenants in accordance with their Tenant Leases and subject to any work necessary in unleased portions of the Properties. Except where a Property Tenant has taken delivery of possession and is still performing its work, all occupied portions of the Properties have been approved by all governmental authorities having jurisdiction and copies of Certificates of Occupancy therefor are in existence and have been delivered to Purchaser. Seller has delivered to Purchaser all other certificates of occupancy for the Properties that are in its possession.

(ii) Seller has received no written request from any landlord, tenant or from any insurance company insuring any Property or by any board of fire underwriters or other body exercising similar functions requiring or recommending Seller to do any work on any Property (other than the PetSmart landlord’s work in accordance with the PetSmart Property Leases) except for routine tenant requests that Seller, as landlord, perform its maintenance and repair obligations under the Tenant Leases. All maintenance and repair obligations of Seller have been complied with in accordance with the Tenant Leases, or as otherwise required by law.

(iii) Each Property is presently zoned to permit retail sales use and all licenses and permits required by law to be issued with respect to such use have been issued or obtained.

(iv) Each of Toys and MAP, by virtue of the laws of the State of Delaware is each entitled to own its property and is authorized to execute and perform its obligation under this Agreement, and the execution and performance of this Agreement will not violate any provision of Toys’ certificate of incorporation or by-laws or MAP’s certificate of formation, operating agreement or by-laws or, for both Toys and MAP any other material agreement, judicial decree, statute or regulation to which either Toys or MAP is a party or by which Toys or MAP or any Asset may be bound or affected.

(v) Except as listed on Exhibit BB, there is no litigation or proceeding pending against or related to any Asset nor does Seller have reasonable grounds to know of any basis for any such action.

(vi) Seller has no knowledge of any pending or threatened condemnation or eminent domain proceedings which would affect any Property except as set forth on Exhibit X.

(vii) No brokerage commission or compensation of any kind is due or will be due from Purchaser with respect to any Lease or Tenant Lease or to any renewal or extension thereof or expansion of the leased premises except as set forth on Exhibit CC. All brokerage commissions and other fees and compensation relating to the Tenant Leases have been paid in full except as set forth on Exhibit CC. All brokerage agreements relating to the Properties, the Leases or the Tenant Leases to which Seller or any predecessor in interest of Seller is a party are listed on Exhibit CC.

(viii) There are no management, service, equipment, supply, maintenance, concession, union and labor agreements affecting the Assets that will be binding on Purchaser after Closing.

(ix) Except for the certificates of occupancy for the Properties, there are no licenses or permits held by Seller in connection with the ownership and operation of the Assets.

(x) Seller does not employ any persons in connection with the maintenance, management and operation of the Properties except for general Seller employees located off-site and employed in connection with the administration of multiple properties. No such employees are being terminated at the time of the Closing hereunder as a result of this Closing.

(xi) True and complete copies of all documents listed on Exhibits A, B, C, D, F, H, J, Q, U and CC have been delivered to Purchaser, together with a true and complete copy of the settlement agreement relating to litigation listed on Exhibit BB and all other material information relating to the Assets that is in Seller’s possession has been made available to Purchaser.

(xii) There are no oil burners, incinerators and, other than HVAC systems or emergency back-up power generators that fully comply with law, other fuel burning devices at any Property.

(xiii) Neither Toys nor MAP is a foreign person as such term is defined under Section 1445(f)(3) of the Internal Revenue Code of 1986, as amended.

(xiv) Toys and MAP each represents and warrants that it is not listed, nor is it owned or controlled by, or acting for or on behalf of any person or entity, on the list of Specially Designated Nationals and Blocked Persons maintained by the Office of Foreign Assets Control of the United States Department of the Treasury, or any other list of persons or entities with whom Purchaser is legally restricted, by federal law, from doing business with (“OFAC List”).

(xv) to the best of Seller’s knowledge and except as indicated in the Environmental Reports (as hereinafter defined) obtained or to be obtained by, Purchaser and/or on the data base searches relating to environmental matters provided by Seller to Purchaser, (i) there are no Hazardous Materials (as hereinafter defined) on, under, at, emanating from or affecting any Property in violation of Environmental Laws (although there may be asbestos the presence of which does not violate Environmental Laws); (ii) there is no pending or threatened claim, directive, suit, action, complaint, notice of violation, investigation or proceeding by any governmental authority or third person respecting any Property arising out of the violation or alleged violation of any Environmental Law or the discharge of any Hazardous Materials; (iii) there are no underground storage tanks located on or under any Property or which were previously located on any Property and subsequently abandoned in place or removed; (iv) Seller has no knowledge of, or reason to believe that there are, grounds for the imposition of liability upon any owner or operator of any Property pursuant to any Environmental Law (as hereinafter defined). “Hazardous Materials” shall include, without limitation, oil and petroleum products, asbestos, polychlorinated biphenyls, radon and urea formaldehyde, and any regulated substance, toxic substance, toxic waste, hazardous waste, pollutant or contaminant defined or referred to in the Environmental Laws, other than de minimis quantities of the foregoing that do not exceed applicable remediation standards and that fully comply with all laws. “Environmental Laws” shall mean each and every applicable federal, state, county or municipal statute, ordinance, rule, regulation, order, code, directive or requirement relating to the environment or the health and safety of persons (including, without limitation, employees).

For purposes of this Paragraph 19(a), “Knowledge Parties” shall mean David P. Picot, Vice President – Real Estate, Design & Construction and Michael L. Tumolo, Vice President- Real Estate Counsel.

(b) Purchaser represents and warrants as follows:

(i) Purchaser, by virtue of the laws of the State of Delaware is entitled to own its property and is authorized to execute and perform its obligations under this Agreement, and the execution and performance of this Agreement will not violate any provision of Purchaser’s limited partnership agreement or any other agreement, judicial decree, statute or regulation to which Purchaser is a party or by which Purchaser may be bound or affected.

(ii) Purchaser is not a foreign person as such term is defined under Section 1445(f)(3) of the Internal Revenue Code of 1986, as amended.

(iii) Purchaser represents and warrants that it is not listed, nor is it owned or controlled by, or acting for or on behalf of any person or entity, on the OFAC List.

20. Broker. The parties represent and warrant to each other that neither was represented by or dealt with any broker in connection with this transaction. Each party shall indemnify, defend and save the other harmless from and against any expense (including legal fees), claim, loss or liability in connection with a claim by any broker claiming to have dealt with Seller or Purchaser, as the case may be. The provisions of this Paragraph 20 shall survive the Closing.

21. Survival. All representations and warranties of Seller and Purchaser shall survive the Closing for a period of one year. All representations and warranties of Seller shall be true in all material respects as of the Closing as a condition of Purchaser’s performance hereunder. All representations and warranties of Purchaser shall be true in all material respects as of the Closing as a condition of Seller’s performance hereunder. Notwithstanding the foregoing, if there has been any material adverse change in any such representation or warranty and the party making such representation or warranty discloses same to the other party in writing promptly after discovering such change and in any event before Closing, the disclosing party shall not be in breach hereunder, but the other party shall not be required to proceed to Closing for any affected Asset Group. Such other party shall have the right to either agree to accept the amended representation or warranty as disclosed, without adjustment of the Purchase Price, in which event the affected representation or warranty shall be deemed amended as disclosed, or to not close on the affected Asset Group in which case it will be removed from the transaction as contemplated by this Agreement.

22. Seller’s Agreements. Seller covenants and agrees with Purchaser between the date of this Agreement and the Closing that, except as provided in Paragraph 29 below, it shall:

(a) Not modify or renew or extend the Leases or the Tenant Leases, make any new leases, permit any space that now is vacant or becomes vacant to be occupied except in accordance with a Tenant Lease, accept the surrender of any Tenant Lease or grant any concession, rebate, allowance or free rent for any period subsequent to the Closing to any Property Tenant, nor enter into any contract, mortgage or other agreement affecting title to or the use, possession or operation and maintenance of any Property, without the written consent of the Purchaser in each instance first had and obtained (Purchaser being deemed to have consented if Vornado Realty, L.P or any entity over which it has direct or indirect control requests that Seller take such action). During the period before Closing, except with respect to transactions described in Paragraph 29, Seller shall promptly provide to Purchaser any material correspondence received in relation to any Asset with any landlord or mortgagee under any lease, any Property Tenant under any Tenant Lease, any person associated with any governmental entity or insurance company and any other person where such conversation is reasonably considered material to such Asset.

(b) Pay real estate taxes and other charges when due as required with respect to the Owned Properties and maintain at least existing insurance coverage and to pay all rent, additional rent and other charges under the Leases and comply with all provisions thereof applicable to Seller.

(c) To maintain the Properties, the buildings and improvements thereon, and the elevators, boilers, roof, plumbing, and other mechanical equipment of every kind in the same manner as it has been maintained in the past to the extent that no landlord under a Lease or tenant under a Tenant Lease is responsible therefor.

(d) To carry out and perform all material obligations of the landlord, where Seller is landlord, and tenant, where Seller is tenant, as provided in the Leases and the Tenant Leases.

(e) That, if prior to Closing, Seller shall have received any notice from any insurance company which issued a policy with respect to any Property or any board of fire underwriters or other body exercising similar functions, requiring any repair work to be done in such Property that is not the responsibility of a landlord or tenant of Seller (an “Insurance Company Repair”), Seller will do the same at its own cost and expense prior to Closing, provided, however, that Seller shall not be obligated to cure if the Insurance Company Repair is reasonably estimated to cost more than the greater of Ten Thousand Dollars or ten percent (10%) of the Property Purchase Price. If Seller is not obligated under this Agreement to cure and elects not to cure, the parties shall proceed in the same manner as if Seller elected not to cure an Environmental

Condition above the Environmental Cure Threshold and any Asset Group that has a positive value and is removed shall result in an adjustment to the Purchase Price, but removal of a negative value Asset Group shall not result in adjustment to the Purchase Price.

(f) To permit Purchaser and its agents reasonable access to each Property and Seller’s records, statements and accounts thereof from time to time.

23. Conditions to Closing. Seller and Purchaser understand and acknowledge that other provisions of this Agreement permit the removal of Assets from the Assets being purchased and that Paragraph 7 provides for in certain circumstances a First Closing and a Second Closing. All conditions to Closing for both Purchaser and Seller shall be applied at each the First Closing and/or Second Closing (if applicable) only to those Assets that are being transferred at such Closing.

(a) The obligation of Purchaser to consummate the transactions contemplated by this Agreement is subject to the following conditions precedent being fully complied with at or prior to the Closing, each of which conditions may be waived or modified in whole or in part by Purchaser in its sole discretion:

(i) Seller shall have delivered to Purchaser title to each Property included in such Closing as required by Paragraph 2.

(ii) Seller shall have delivered all items described in Paragraph 8 and performed all other obligations of Seller provided herein with respect to the Assets included in such Closing.

(iii) All representations and warranties of Seller stated in Paragraph 19 shall be true, correct and complete as of the Closing in all material respects;

(iv) The Inspection Period shall have expired, all Title Objections related to the Asset Group included in such Closing have been cured or otherwise resolved by the parties as contemplated by this Agreement and there shall have been no event described in Paragraph 17 that has not been resolved in accordance with the terms of this Agreement for such Asset Group.

(v) All of the Leases and Tenant Leases relating to Properties included at such Closing shall be in full force and effect and delivery of possession in accordance with the terms of the applicable Tenant Leases shall have been made to the Property Tenants thereunder.

(vi) All documents of Seller with respect to the transactions contemplated herein and closing at such Closing shall be reasonably satisfactory to Purchaser’s counsel and to the title company insuring Purchaser’s title to the Properties as being in accordance with this Agreement.

(b) The obligation of Seller to consummate the transactions contemplated by this Agreement is subject to the following conditions precedent being fully complied with at or prior to the Closing with respect to the Asset Groups included in such Closing, each of which conditions may be waived or modified in whole or in part by Seller in its sole discretion:

(i) Purchaser shall have delivered to Seller the Purchase Price for the Asset Groups that are Closing.

(ii) Purchaser shall have delivered all items described in Paragraph 8 and performed all other obligations of Purchaser provided herein related to the Asset Groups that are Closing.

(iii) All representations and warranties of Purchaser stated in Paragraph 19 shall be true, correct and complete as of the Closing in all material respects.

(iv) The Inspection Period shall have expired, all Title Objections relating to the Assets in such Closing have been cured or otherwise resolved by the parties as contemplated by this Agreement and there shall have been no event described in Paragraph 17 that has not been resolved in accordance with the terms of this Agreement.

(v) All documents of Purchaser with respect to the transactions contemplated herein for such Closing shall be reasonably satisfactory to Seller’s counsel as being in accordance with the terms of this Agreement.

24. Defaults.

(a) In the event of default by Purchaser hereunder before Closing, which default continues for thirty (30) days after notice specifying same (unless such default cannot reasonably be cured in such 30 day period and during such 30 day period Purchaser commences such cure and diligently prosecutes same to completion within a reasonable time period) (whether by Seller or Purchaser, a “Contract Event of Default”), Seller shall be entitled to the Deposit as liquidated damages in lieu of any and all rights or remedies of Seller at law or in equity against Purchaser, any partner or principal of Purchaser, whether disclosed or undisclosed, or any agent or assign of Purchaser. If a Contract Event of Default by Purchaser occurs after Closing, Seller shall have all of its rights and remedies at law and equity against Purchaser, but shall not have any rights against any partner or principal of Purchaser, whether disclosed or undisclosed, or any agent or assign of Purchaser.

(b) If a Contract Event of Default by Seller occurs, whether before or after Closing, Purchaser shall have as its exclusive remedies, the right to either receive its Deposit and all interest thereon or the right to specific performance of this Agreement (together with all reasonable attorneys’ fees and other costs of enforcement of such rights if Purchaser prevails), but shall not have any rights against any principal of Seller, whether disclosed or undisclosed, or any agent or assign of Seller.

25. Hazardous Materials. (a) After the execution of this Agreement, and prior to the expiration of the Inspection Period, Purchaser may retain one or more environmental consultant(s) (collectively, the “Environmental Consultants”) selected by Purchaser to prepare Preliminary Assessments or Phase I or similar reports (the title and certain aspects of the requirements of same varying by jurisdiction) (as appropriately titled and with the correct inclusions necessary for Purchaser to be considered a “bona fide purchaser” under applicable law, a “Phase I Report”) and asbestos surveys or similar reports, including, without limitation, air quality testing after any asbestos removal (collectively, the Phase I Reports and the asbestos surveys or similar reports, together with any other reports, surveys or tests recommended by the Environmental Consultants as a result of such Phase I Reports or asbestos survey and conducted by Purchaser, the “Environmental Reports”), to determine whether, in the opinion of the Environmental Consultants, there are areas of environmental concern on any of the Properties. In the event that any Environmental Report indicates any areas of environmental concern on any Property and additional testing is recommended by the Environmental Consultants, Purchaser shall have the right to do such further testing as is recommended to fully understand and assess the area of environmental concern and the results of such additional testing shall also be considered part of the applicable Environmental Report. Seller shall provide the Environmental Consultants with reasonable access to the Property, in accordance with the terms of the Leases, the Tenant Leases and Operating Agreements, so that the Environmental

Consultants may conduct its investigations and studies and Seller shall cooperate, reasonably, with the Environmental Consultants in connection therewith. Purchaser shall cause the Environmental Consultants to restore each Property to the condition which the Property was in immediately prior to the Environmental Consultants’ entry upon the Property, promptly after the Environmental Consultants completes its work on the Property. Purchaser shall indemnify and save and hold Seller harmless from and against any damages, suits, liabilities, obligations or claims of any kind whatsoever arising out of or in any way related to the activities of the Environmental Consultants conducted on or about each Property, other than any claims or liabilities which may result from the existence of Hazardous Materials on the Property except to the extent that any such Hazardous Materials are negligently disturbed, released or exacerbated by the Environmental Consultants. Paragraph 9(c) sets forth the procedures in the event that Purchaser objects to any matter set forth on an Environmental Report.

(b) Notwithstanding anything else contained herein, Purchaser’s obligation to complete the Closing for Properties where an environmental clearance document (used not as a term of art, but to describe a document such as, but not limited to, a no further action letter, remediation agreement or letter of non-applicability) is required under applicable law, either for the transactions contemplated herein in general or as a result of any Environmental Condition affecting any Property, is conditioned on Seller obtaining and delivering such document. Seller’s obligation to deliver such document shall be limited as set forth in Paragraph 9(c), but Purchaser shall not be required to accept the affected Asset Group without having received such document.

26. Entire Agreement. This Agreement (including the exhibits attached hereto) contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior understandings, if any, with respect thereto. This Agreement may not be modified, changed or supplemented, nor may any obligations hereunder be waived, except by written instrument signed by the party to be charged or by its agent duly authorized in writing or as otherwise expressly permitted herein. The parties do not intend to confer any benefit hereunder on any person, firm or corporation other than the parties hereto.

27. Undisclosed Principals. The covenants and agreements of the Purchaser herein contained are accepted by Seller as the covenants and agreements of the corporation named at the top of the first page hereof and of no other person, firm or corporation and shall be enforceable by Seller against said corporation only and not against any other person, firm or corporation as either disclosed or undisclosed principals.

28. No Waiver. No waiver of any breach of any agreement or provision herein contained shall be deemed a waiver of any preceding or succeeding breach thereof or of any other agreement or provision herein contained. No extension of time for performance of any obligations or acts shall be deemed an extension of the time for performance of any other obligations or acts.

29. Active Deals/Other Special Circumstances.

(a) Seller understands and acknowledges that Purchaser has been and is actively leasing and selling some of the Assets to third parties. The parties agree that for those Assets, if any, that are leased or sold to third parties prior to the Closing on such Asset, at Closing, unless the Special Circumstances set forth on Exhibit L provide otherwise (in which case the applicable terms of such Exhibit shall govern), Purchaser shall receive the full proceeds of such lease or sale as stated in such third party contracts and shall pay to Seller at Closing the Property Price for such Asset Group without adjustment except that Seller shall be reimbursed by Purchaser for its reasonable out-of-pocket closing costs incurred in connection with the closing of such third party transaction, including, without limitation, brokerage fees (all of which shall be the responsibility of Purchaser which shall pay all such fees due after Closing and reimburse at Closing all such fees paid by Seller prior to Closing), transfer taxes, title charges and reasonable attorneys’ fees. A list of pending deals on the date of this Agreement is attached hereto as Exhibit W and may be updated by Purchaser at any time and from time to time. Brokerage agreements entered into by Seller at Purchaser’s request in connection with any transaction described in this Paragraph 29 shall be assumed by Purchaser at the Closing of the affected Asset Group in the same manner as the other brokerage agreements, but with Purchaser responsible for all commissions as set forth in this Paragraph 29.

(b) The parties acknowledge that there are a number of specific Properties where there are special circumstances (“Special Circumstances”) that modify, for such Asset Groups only, certain aspects of this Agreement that would otherwise be applicable. Such Properties and circumstances, together with the specific modifications, are set forth on Exhibit L and this Agreement is modified in accordance with such Exhibit for the specific Properties described thereon. The parties may, by supplementary written agreement, modify such Exhibit to include additional Properties or change the modifications for any Property listed thereon, each in its sole and absolute discretion unless otherwise expressly provided in this Agreement.

30. Governing Law. This Agreement shall be governed by and construed under the laws of the State of New Jersey, without regard to conflict of law principles.

31. Interpretation. This Agreement shall be construed reasonably to carry out its intent without presumption against or in favor of either party. If any provision hereof shall be declared invalid by a court or in any administrative proceedings, then the provisions of this Agreement shall be construed in such manner so as to preserve the validity hereof and the substance of the transaction herein contemplated to the extent possible. The paragraph and/or section headings and the arrangement of this Agreement is for the convenience of the parties hereto and do not in any way affect, limit, amplify or modify the terms and provisions hereof.

32. Singular, Plural, Etc. Wherever herein the singular number is used the same shall include the plural and the masculine gender shall include the feminine and neuter genders and vice versa, as the context shall require.

33. Counterparts. This Agreement may be executed in several counterparts, which shall constitute one and the same instrument.

34. Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon Seller and Purchaser and their respective heirs, personal representatives, successors and assigns.

35. Attorneys’ Fees. In the event that any action or proceeding is commenced to obtain a declaration of rights hereunder, to enforce any provision hereof, or to seek rescission of this Agreement for default contemplated herein, whether legal or equitable, the prevailing party in such action shall be entitled to recover its reasonable attorneys’ fees in addition to all other relief to which it may be entitled therein. All indemnities provided for herein shall include, but not be limited to, the obligation to pay costs of defense in the form of court costs and reasonable attorneys’ fees.

36. Further Assurances. Sellers and Purchasers each agree to execute any and all documents necessary to effectuate the purposes of this Agreement.

37. Business Days. If any dates set forth herein shall fall on a Saturday, Sunday or banking holiday in the State of New Jersey, the date shall automatically be extended until the first business day immediately following such date.

38. Assignment. Purchaser may, without the consent of Seller and without penalty of any kind, assign this Agreement to an affiliate of Purchaser or designate one or more affiliates of Purchaser to acquire title to one or more of the Assets, or partially assign this Agreement to one or more affiliates of Purchaser, provided, however, Purchaser shall remain liable hereunder.

39. Tax Free Exchange. Purchaser shall have the right to structure this transaction so that it qualifies under the exchange provisions of Section 1031 of the Internal Revenue Code of 1986, as amended. In the event Purchaser elects to structure this transaction so that it qualifies under such provisions, Seller shall cooperate with Purchaser at no cost or liability to Seller in connection with efforts to effect the exchange transaction, including any reasonable use of a “qualified intermediary” or an “exchange accommodation titleholder” within the meaning of the United States Treasury Regulations and related authority (including any assignment of this Agreement by Purchaser to such a “qualified intermediary” or such an “exchange accommodation titleholder”); provided, however, that (a) such transaction does not directly or indirectly increase the Purchase Price, (b) such transaction will not delay or otherwise adversely affect the Closing, (c) there is no additional unreimbursed loss, cost, damage tax. expense or adverse consequence incurred by Seller resulting from, or in connection with such transaction, (d) Purchaser agrees to indemnify, save and hold harmless Seller of, from and against any such loss, cost, damage, tax, expense or adverse consequence (including reasonable attorneys’ fees), (e) all documents to be executed by Seller in connection with such exchange shall be subject to the approval of Seller, which approval shall not be unreasonably withheld provided Purchaser has otherwise fully complied with the terms and provisions of this Paragraph 39, and shall expressly state without qualification, that Seller (x) is acting solely as an accommodating party to such exchange, (y) shall have no liability with respect thereto, and (z) is making no representation or warranty that the transactions qualify as a tax-free exchange under Section 1031 of the Internal Revenue Code or any applicable state or local laws, (f) in no event shall Seller be obligated to acquire any property or otherwise be obligated to take title, or appear in the records of title, to any property in connection with such exchange, and (g) Purchaser shall pay all of the costs and expenses (including, without limitation, reasonable legal fees and expenses) reasonably incurred by Seller from and after the date of this Agreement in connection with the consideration and/or consummation of any such transaction. The provisions of this Paragraph 39 shall survive the Closing or earlier termination of this Agreement.

40. Authorized Signatory. Purchaser has appointed Vornado Realty Trust (“Vornado”), whose address is 888 Seventh Avenue, 44th Floor, New York, New York 10019, as its authorized signatory to execute this Agreement. Seller acknowledges that Vornado will not be acting in a personal capacity, but rather in a representative capacity as the authorized signatory for Purchaser. Seller agrees that it shall look only to Purchaser for the performance of Purchaser’s obligations under this Agreement and for the satisfaction of any right of Seller for the collection of any claim, judgment or other judicial determination (whether at law or in equity) or arbitration award requiring the payment of money, and neither Vornado nor any of its agents, incorporators, shareholders, beneficiaries, trustees, officers, directors, employees, partners, principals (disclosed or undisclosed) or affiliates or any of their respective assets or property shall be subject to any claim, judgment, levy, lien, execution, attachment or other enforcement procedure (whether at law or in equity) for the satisfaction of Seller’s rights and remedies under or with respect to this Agreement, the relationship of Seller and Purchaser under this Agreement or under law, or any liability or obligation of Seller or Purchaser. The limitation of Purchaser’s liability under this Agreement for pre-Closing Events of Default shall apply with equal force and effect to, and as a limitation on and a waiver of any liability of, Vornado.

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IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year first above written.

WITNESS/ATTEST:		SELLER:

TOYS “R” US-DELAWARE, INC. A Delaware corporation

/s/ Michael L. Tumolo		By:	/s/ F. Clay Creasey, Jr.
Name	Michael L. Tumolo	Name:	F. Clay Creasey, Jr.
	Assistant Secretary	Title:	Executive Vice President – Chief Financial Officer

MAP 2005 REAL ESTATE, LLC A Delaware limited liability company

/s/ Michael L. Tumolo		By:	/s/ F. Clay Creasey, Jr.
Name	Michael L. Tumolo	Name:	F. Clay Creasey, Jr.
	Assistant Secretary	Title:	President and Chief Financial Officer

WITNESS/ATTEST:		PURCHASER:

VNO SURPLUS LLC, a Delaware limited liability company By: Vornado Realty, L.P., a member

/s/ Benjamin Schull		By:	/s/ Sandeep Mathrani
Name:	Benjamin Schull	Name:	Sandeep Mathrani
		Title:	Executive Vice President Vornado Retail